Exhibit 10.16

EXECUTION VERSION

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

DEVELOPMENT AND SUPPLY AGREEMENT

by and between

AMNEAL BIOPHARMA SOLUTIONS PRIVATE LIMITED

and

METSERA, INC.

Effective as of September 30, 2024

i

	7.2	Annual True-up	22
	7.3	Annual Review of Supply Price, Mark-Up	23
	7.4	Taxes and Withholding; Indirect Taxes	23
	7.5	Supply Price Rebate	24

8.	EARN-OUT		25

	8.1	Earn-Out Rate	25
	8.2	Earn-Out Notice and Payment	25
	8.3	Earn-Out Reduction	25
	8.4	Recordkeeping	25

9.	INVOICE AND PAYMENT		25

	9.1	Issuance of Invoices	25
	9.2	Invoice	25
	9.3	Payment of Invoice for Supply Price	26
	9.4	Payment of Other Invoices	26
	9.5	Late Payments	26

10.	QUALITY ASSURANCE		26

	10.1	Quality Agreement	26
	10.2	Conflict with Agreement	26

11.	RELATIONSHIP MANAGEMENT; GOVERNANCE		27

	11.1	Relationship Manager	27
	11.2	Establishment of Joint Manufacturing Team	27
	11.3	Specific Responsibilities of Joint Manufacturing Team	27
	11.4	Establishment of Joint Supply Team	28
	11.5	Specific Responsibilities of Joint Supply Team	28
	11.6	General Provisions Regarding Membership; Meetings; Minutes; Decision Making; Term	29
	11.7	Escalation of Team Disputes	30
	11.8	Limitations	30

12.	ACCEPTANCE OF PRODUCT AND DEFECTIVE PRODUCT		30

	12.1	Notice of Defects	30
	12.2	Determination of Defect	31
	12.3	Product Replacement	31

13.	SUPPLY FAILURES		32

	13.1	Notice of Delay	32
	13.2	Supply Failure	32
	13.3	Prevention and Mitigation of Supply Failure; Priority	32
	13.4	No Restriction on Rights	33

14.	REGULATORY MATTERS		33

	14.1	Permits	33
	14.2	Manufacturing Licenses	33
	14.3	Governmental Authority Inspections	33

15.	DOCUMENTATION AND REPORTS		33

	15.1	Recordkeeping	33

16.	PHARMACOVIGILANCE		35

17.	PRODUCT ACTION		35

	17.1	Handling of Product Actions	35
	17.2	Assistance	35
	17.3	Amneal Responsibility	35
	17.4	Exchange of Information	36
	17.5	Product Complaints	36

18.	SUPPLIERS OF COMPONENTS AND SAFETY STOCK		36

	18.1	Components	36
	18.2	Safety Stock	36

19.	CONFIDENTIALITY		36

	19.1	Duty of Confidentiality and Nonuse	36
	19.2	Exceptions	37
	19.3	Authorized Disclosures	37
	19.4	SEC Filings and Other Disclosures	39
	19.5	Return of Confidential Information	39
	19.6	Use of Names and Trademarks	39

20.	FORCE MAJEURE		39

21.	AUDIT AND INSPECTION RIGHTS		40

	21.1	Facility Audits	40
	21.2	Financial Audits	40

22.	SAFETY HAZARDS		41

	22.1	Notice of Safety Hazards	41
	22.2	Storage of Product	41

23.	REPRESENTATIONS, WARRANTIES AND COVENANTS		41

	23.1	Mutual Representations and Warranties.	41
	23.2	Covenants.	42
	23.3	Product Warranties	43
	23.4	Anti-Bribery and Anti-Corruption	43
	23.5	DISCLAIMER	44

24.	INDEMNITY; INSURANCE AND LIABILITY		44

	24.1	Metsera Indemnification	44
	24.2	Amneal Indemnification	45
	24.3	Indemnification Procedure	45
	24.4	LIMITATION OF LIABILITY	46
	24.5	Insurance	47
	24.6	CMO Insurance	47
	24.7	New Facility Insurance	47

25.	INTELLECTUAL PROPERTY		47

	25.1	Background Technology	47
	25.2	License Grants	47
	25.3	Improvements	48
	25.4	Assignment	48
	25.5	Disclosure	48

26.	MANUFACTURING TECHNOLOGY TRANSFER		48

27.	DURATION AND TERMINATION		49

	27.1	Term	49
	27.2	Termination	49

28.	CONSEQUENCES OF TERMINATION		50

	28.1	Expiry or Termination for any Reason.	50

29.	GENERAL PROVISIONS		51

	29.1	Performance through Affiliates	51
	29.2	Severability	52

29.3	Notices	52
29.4	Assignment	53
29.5	Change of Control of Metsera	54
29.6	Change of Control of Amneal	55
29.7	Parent Guaranty	55
29.8	Waiver	55
29.9	Dispute Resolution	56
29.10	Arbitration	56
29.11	Patent and Trademark Disputes	57
29.12	Governing Law	57
29.13	Relationship of the Parties	57
29.14	Expenses	57
29.15	No Third Party Beneficiaries	57
29.16	Entire Agreement; Amendments	57
29.17	Counterparties	58
29.18	Equitable Relief	58
29.19	Cumulative Remedies	58
29.20	Interpretation	58
29.21	English Language	59
29.22	Further Actions	59

[SCHEDULE A CONSTRUCTION ADDENDUM		61

[***]

v

DEVELOPMENT AND SUPPLY AGREEMENT

This DEVELOPMENT AND SUPPLY AGREEMENT (this “Agreement”) is made as of September 30, 2024 (the “Effective Date”), by and between Amneal Biopharma Solutions Private Limited, organized under the laws of India located at 901-905, ISCON ELEGANCE, S.G.HIGHWAY, Jodhpur Char Rasta, Ahmadabad City, Ahmedabad- 380015, Gujarat (“Amneal”) and Metsera, Inc., a company organized under the laws of Delaware located at 1200 Morris Turnpike, Suite 3005, Short Hills, NJ 07078 (“Metsera”). Amneal and Metsera are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Metsera is a biopharmaceutical company focused on the next generation of medicines for obesity and metabolic diseases;

WHEREAS, Amneal is a pharmaceutical company with existing infrastructure and expertise in the manufacture of pharmaceutical products;

WHEREAS, Amneal desires to Manufacture for Metsera, and Metsera desires to purchase from Amneal, Products, for clinical and commercial supply; and

WHEREAS, Amneal desires to construct a new facility to further support the supply of Products for Metsera and for the supply of products to Amneal and to Amneal’s other clients, and Metsera desires to provide limited funding in support of the construction of such new facility,

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1 Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below.

“Accounting Standards” means GAAP or IFRS, as applicable, consistently applied throughout the applicable Party’s organization. Each Party shall promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.) as its Accounting Standards.

“Acquirer” has the meaning given to such term in Section 3.7(B).

“Acting Party” has the meaning given to such term in Section 7.4(A).

“Affiliate” means, with respect to any (a) Amneal, any other Person that now or hereinafter controls, is controlled by, or is under common control with, such Person, and (b) Metsera, any other Person that now or hereinafter is controlled by Metsera. For purposes of this definition, “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, status as a general partner in any partnership or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to direct the management and policies of a corporation or other entity. The Parties acknowledge that, in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” has the meaning given to such term in the Preamble.

“Amneal” has the meaning given to such term in the Preamble.

“Amneal Indemnitees” has the meaning given to such term in Section 24.1.

“Amneal Manufacturing Improvements” has the meaning given to such term in Section 25.3(C).

“Applicable Law” means, collectively, all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city, or other political subdivision, including, to the extent applicable, GCP and GMP, all applicable data protection and privacy laws, rules, and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive (Council Directive 95/46/EC), applicable laws implementing the EU Data Protection Directive and the General Data Protection Regulation (2016/679), as well as all applicable laws, regulations, orders, judicial decisions, conventions, and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials, healthcare professionals, and private persons, agency relationships, commissions, lobbying, books and records, and financial controls, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.), and the Applicable Standards, that, in each case, govern or otherwise apply to the applicable Person, activity or product.

“Applicable Standards” means good practice requirements and guidelines of the US, European Union, the UK, and any other geographical area applicable to the applicable Person, activity or product, including those listed below.

Standard	Document(s) (or current equivalent)

“cGMP” or “GMP”	All applicable then-current principles and guidelines of good manufacturing practice for medicinal products for human use as are required by applicable Regulatory Authorities or applicable law in the relevant jurisdiction, including in the current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, including U.S. 21 C.F.R. Sections 210 and 211, EU GMP Directive (EU) 2017/1572 and Regulation (EU) 2017/1569, the EU Guidelines to Good Manufacturing Practice in Volume 4 of the European Commission’s Rules governing medicinal products in the European Union, the current version of the ICH Q7 guideline “Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” or in any similar set of laws, regulations, rules, or practices that are applicable in countries where the Product (including DS, DP or any Component of the Product) is or will be Manufactured under this Agreement or areas of the Territory in which the Products are or will be sold, including WHO Guidelines.

“cGCP” or “GCP”	All applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting clinical trials as are required by applicable Regulatory Authorities or applicable law in the relevant jurisdiction, including in the United States, Good Clinical Practices established through FDA guidance, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

“cGDP” or “GDP”	All applicable then-current principles and guidelines of good distribution practices for medicinal products for human use as are required by applicable Regulatory Authorities or applicable law in the relevant jurisdiction, including as set forth in Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use (2013/C 343/01) and Guidelines of 19 March 2015 on principles of Good Distribution Practice of active substances for medicinal products for human use (2015/C 95/01), or in any similar set of laws, regulations, rules, or practices that are applicable in countries where the Product (including DS, DP or any Component of the Product) is or will be distributed under this Agreement or areas of the Territory in which the Products are or will be sold, including WHO Guidelines.

“cGxP”	GMP, GCP, and GDP

“Pharmaceutical Inspection Convention (PIC/S)”	Guide to Good Manufacturing Practice for Medicinal Products (PE 009-11)

“Audit Records” has the meaning given to such term in Section 21.2.

“Background Technology” means, with respect to a Party, any Intellectual Property Right that such Party or its Affiliates, Controls, owns, or has the right to use, that (a) existed on or prior to the Effective Date or (b) is developed or acquired by such Party after the Effective Date, outside of and unrelated to the performance of the activities under this Agreement without the use of the other Party’s Confidential Information. Background Technology owned or Controlled by Metsera shall be “Metsera Technology” and Background Technology owned or Controlled by Amneal shall be “Amneal Technology”.

“Batch” means a quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single cycle of Manufacture certified in a single Certificate of Analysis.

“Batch Record” means a document that records the details required by cGMP and the Quality Agreement about the Manufacture of each Batch of a Product under this Agreement.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to be closed, as the case may be, in New York City, New York or Ahmedabad, India.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 during the Term or the applicable part thereof during the first or last calendar year of the Term.

“Calendar Year” means any calendar year ending on December 31 or the applicable part thereof during the first or last calendar year of the Term.

[***]

“Certificate of Analysis” means a certificate that meets all applicable requirements of cGMP and the Quality Agreement and is signed by a duly-authorized person pursuant to the Quality Agreement certifying that the Products to which it relates meet the applicable Specifications.

“Change of Control” means, with respect to a Party: (a) a merger, reorganization, combination or consolidation of such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, combination or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of such Party; or (c) the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s or its parent company’s assets.

“Change of Control Date” has the meaning given to such term in Section 29.5.

“CMO” means a Third Party contract manufacturing organization.

“Competing Compound” has the meaning given to such term in Section 29.4.

“Competing Product” has the meaning given to such term in Section 3.7(A).

“Competitive Entity” has the meaning given to such term in Section 29.4.

“Components” means the materials (including media, raw ingredients, intermediates, excipients, processing aids, consumables, prepacked columns, peptides, precursors, enhancers, packaging materials, reagents for testing, containers, pens, vials, injectors, and other devices) required to Manufacture the Product in accordance with the Specifications.

“Confidential Information” means, with respect to a Party, all Know-How and other proprietary information and data of a financial, commercial or technical nature that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form, in connection with this Agreement on or after the Effective Date or under the Prior CDA, including any such Know-How, proprietary information or data comprising or relating to concepts, discoveries, inventions, data, designs, information or formulae.

“Construction Addendum” means the Construction Addendum attached hereto as Schedule A.

“Construction Rebate” has the meaning given to such term in Section 7.5.

“Control” or “Controlled” means, with respect to any Know-How, Patents, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party or its Affiliates to grant a license or a sublicense of or under, or access to or right to use, such Know-How, Patents, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Patents, Know-How or Confidential Information that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party prior to such Change of Control unless (a) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Patents, Know-How or Confidential Information, or (b) the Patents, Know-How or Confidential Information owned or in-licensed by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, the acquired Party or any of its Affiliates uses any such Patents, Know-How or Confidential Information in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases (a) and (b), such Patents, Know-How or Confidential Information will be “Controlled” by such Party for purposes of this Agreement.

“Damages” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands.

“Data Integrity” means data (paper or electronic) is attributable, legible, contemporaneously recorded, original, accurate, complete, consistent, available and enduring throughout the data lifecycle as the data is created, reviewed, modified, maintained, retrieved, processed, transferred, etc.

“Defective” means, with respect to a Product, that such Product: (a) was not Manufactured, prepared, handled or shipped in compliance with applicable cGxPs, Applicable Standards, the Quality Agreement, master Batch Records, applicable Marketing Authorizations or any procedure or document agreed upon by the Parties in writing that specifically sets forth a distinct method for determining whether a Product is non-conforming or (b) does not conform to the Specifications. “Defect” shall be construed accordingly. For clarity, any Product that Metsera is entitled to reject pursuant to the Quality Agreement shall be regarded as Defective for the purpose of this Agreement.

“Designated Officer” means (i) with respect to Amneal, (a) with respect to commercial matters, [***] and (b) with respect to all other matters, [***] and (ii) with respect to Metsera, (a) with respect to commercial matters, [***] and (b) with respect to all other matters, [***].

“Development Budget” has the meaning given to such term in Section 2.1.

“Development Plan” has the meaning given to such term in Section 2.1.

“Direct Labor and Benefits” means that portion of basic wages, labor and related payroll taxes and employee benefits spent in performing [***], all determined in accordance with the Accounting Standards.

“Direct Overhead” means [***]

“Disclosing Party” has the meaning given to such term in Section 19.1(A).

“DP” and “Drug Product” means Injectable Drug Product or Oral Drug Product, as context requires.

“DS” and “Drug Substance” mean the nutrient-stimulated hormone drug substances listed in Schedule B, as may be updated by Metsera from time to time, meeting the applicable Specifications set forth in Schedule C.

“Earn-Out Report” has the meaning given to such term in Section 8.2.

“Effective Date” has the meaning given to such term in the Preamble.

“EMA” has the meaning given to such term in the definition of a Regulatory Authority.

“Event of Loss” has the meaning given to such term in Section 4.3(A).

“Executive Officers” means, (a) for Metsera, [***], and (b) for Amneal, the [***]; provided, that, in each case ((a) and (b)), such person is not a member of the JST or JMT or a Designated Officer at the time that the applicable disagreement or dispute arises.

“Facility” or “Facilities” means the facilities of Amneal or its Affiliates or Permitted Subcontractors where Product will be Manufactured on behalf of Metsera, including the New Facility in accordance with Section 4.2.

“FDA” has the meaning given to such term in the definition of Regulatory Authority.

“Firm Order(s)” has the meaning given to such term in Section 5.4(A).

“Firm Zone” means, subject to Section 5.3(C), the first [***] of each Forecast Schedule for each commercial Product (or such other period as may be agreed between the Parties), specifying quantities in bottles or devices, as applicable for Drug Product.

“First Commercial Sale” means the first sale of a Drug Product by Metsera, its Affiliate, or sublicensee to a Third Party in an arms’ length transaction in a country following Regulatory Approval for sale of such Product in such country. Notwithstanding the foregoing, sales or transfers of reasonable quantities of a Product for development, or for compassionate or similar use, shall not be considered a First Commercial Sale, even if reimbursed.

“Force Majeure” has the meaning given to such term in Article 20.

“Forecast Schedule” has the meaning given to such term in Section 5.3.

“Generic/Biosimilar Product” means, with respect to a given Product in a particular country, after Regulatory Approval of such Product in such country, any other therapeutic drug product designated for human use which (a) (i) contains the same or highly similar principal molecular structural features as (but not necessarily all of the same structural features as) such Product except for minor differences in clinically inactive components, (ii) has no clinically meaningful differences from such Product in terms of purity, potency, safety, mechanism of action, route of administration, dosage form and strength, and (iii) is approved for use pursuant to a regulatory approval process in such country that is based on the indications and conditions of use on an unrelated party’s previously approved version of that same product (i.e., a product meeting the standards set forth in the foregoing clauses (i) and (ii)), whether or not such regulatory approval was based upon data generated by the parties filed with the applicable governmental authority in such country or was obtained using an abbreviated, expedited or other process, and (iv) is authorized for sale or sold in the same country (or is commercially available in the same country via import from another country) as the Product by a Party or any Third Party, as applicable or (b) (i) contains the same active ingredient as the Product and is approved for use in such country by a Regulatory Authority through an Abbreviated New Drug Application as defined in the FD&C Act, pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or pursuant to any similar abbreviated route of approval in any other countries; or (ii) contains the same active ingredient as the Product and is approved for use in such country by a Regulatory Authority through a regulatory pathway referencing clinical data first submitted by Metsera or its Affiliates for obtaining Regulatory Approval for such Product.

“Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or any tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

“Gross Profit” means [***].

“Guarantor” has the meaning given in Section 29.7.

“ICC” has the meaning given in Section 29.10.

“ICC Rules” has the meaning given in Section 29.10.

“Improvement” means any new or improved process, technique, method, formula, invention, Know-How or other embodiment of an Intellectual Property Right that arises out of the performance of this Agreement or the Quality Agreement, in each case, that is devised, made or conceived either solely or jointly by or on behalf of Amneal or Metsera, or members of their respective Affiliates or Permitted Subcontractors, in each case, during the Term.

“Indemnification Claim Notice” has the meaning given to such term in Section 24.3.

“Indemnitee” has the meaning given to such term in Section 24.3.

“Indemnitor” has the meaning given to such term in Section 24.3.

“Independent Expert” means an independent testing laboratory mutually agreed upon by the Parties.

“Indirect Tax” has the meaning given to such term in Section 7.4(B).

“Initial Renewal Term” has the meaning given to such term in Section 27.1.

“Initial Term” has the meaning given to such term in Section 27.1.

“Injectable Drug Product” means [***].

“Insolvency Event” has the meaning given to such term in Section 27.2(B).

“Intellectual Property Rights” means all: (a) Patents; (b) Know-How; (c) trademarks; (d) internet domain names; (e) copyrights; (f) rights in designs; (g) database rights; and (h) all rights or forms of protection, anywhere in the world, having equivalent or similar effect to the rights referred to in clauses (a) to (h) above, in each case whether registered or unregistered and including applications for registration of any such thing.

“Invoice Currency” means USD.

“Joint Manufacturing Team” or “JMT” has the meaning give to such term in Section 11.2.

“Joint Supply Team” or “JST” has the meaning given to such term in Section 11.4.

“Know-How” means any and all commercial, technical, scientific and other types of (a) data (including datasets), documents, information, conclusions, inventions (whether patentable or not), discoveries, know-how, technology, protocols, assays, methods, processes, formulae, instructions, techniques, designs, drawings or specifications (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, preclinical, clinical, safety, manufacturing and quality control data and information).

“Latent Defect” means a Defect other than an Obvious Defect.

“License Agreement” means the License Agreement dated on or around the date hereof by and among Metsera, Metsera’s Affiliate and Amneal.

“Major European Markets” means [***].

“Manufacture” or “Manufacturing” means activities related to the manufacturing of a product or any component or ingredient thereof, including producing, synthesizing, manufacturing, processing, compounding, storing, filling, finishing, packaging, sterilization, labelling, serializing, supplying, disposing of waste, releasing and sample retention of Product, leafleting, shipping, and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, formulation development, product characterization, stability studies and testing, quality assurance, and quality control.

“Manufacturer’s Release” means [***].

“Manufacturing Licenses” means all licenses, permits, approvals, authorizations and consents necessary for, or required in connection with, the lawful Manufacture and supply of the Products at the Facilities.

“Manufacturing TT” has the meaning given to such term in Section 26.

“Marketing Authorization” means, in respect of a Product, such marketing authorization, biologics license application, approval, license, registration or other authorization issued by the FDA, EMA, or any equivalent filing in a country or regulatory jurisdiction other than the United States or the European Union with the applicable Regulatory Authority, in connection with obtaining marketing approval of that Product on the market in the relevant Territory, (or, as applicable, a finished product Manufactured using that Product), including a New Drug Application (NDA), Biologics License Application (BLA), Investigational New Drug application (IND) or Investigational Medicinal Product Dossier (IMPD), or any equivalent filing in any country or jurisdiction.

“Metsera” has the meaning given to such term in the Preamble.

“Metsera Improvements” has the meaning given to such term in Section 25.3(B).

“Metsera Indemnitees” has the meaning given to such term in Section 24.2.

“MHRA” has the meaning given to such term in the definition of a Regulatory Authority.

“Minimum Order Quantity” has the meaning given to such term in Section 5.5.

“Minimum Remaining Shelf Life” means, on a Product-by-Product basis, a minimum remaining shelf life upon delivery as set forth on Schedule G.

“Net Sales” means for Drug Product Manufactured by Amneal for Metsera under the Agreement, the total gross sales of such Drug Product by Metsera, its Affiliates and its and their sublicensees to independent third party customers, less the following deductions as accrued, as determined in accordance with the Accounting Standards:

(a)	[***]

Net Sales shall not be imputed to [***].

If a Drug Product is sold in combination with [***].

“New Facility” has the meaning given to such term in Section 4.2.

“Non-Acting Party” has the meaning given to such term in Section 7.4(A).

[***]

“Obvious Defect” means a Defect that is easily detectable by a visual inspection and without any analysis in a laboratory.

“Oral Drug Product” means [***].

“Out-of-Pocket Costs” means, [***]

“Parent Guaranty” has the meaning given in Section 29.7.

“Parties” and “Party” have the meanings given to such terms in the Preamble.

“Patent(s)” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.

“Permitted Subcontractor” has the meaning given to such term in Section 3.5.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“Prior CDA” means [***].

[***]

“Product” means Drug Product or Drug Substance, as context requires.

“Product Action” means a recall or withdrawal with respect to any Product supplied to Metsera under this Agreement.

“Quality Agreement” means the quality assurance agreement with regard to quality matters entered into by and between the Parties on the date hereof and attached hereto as Schedule D.

“Quality Standards” means, with respect to Products that are or shall be Manufactured, compliance with the Specifications, this Agreement, the Quality Agreement, Applicable Standards and Applicable Law.

“R&D Cost” means, collectively, [***]

“R&D Support” has the meaning given to such term in Section 2.1.

“R&D Support Fee” means R&D Cost plus [***].

“Receiving Party” has the meaning given to such term in Section 19.1(A).

[***]

“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals), registration, license, or authorization from a Regulatory Authority in such country or jurisdiction that is necessary to market and sell such Product in such country or jurisdiction.

“Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the United States, the European Medicines Agency (and any successor entity thereto) (the “EMA”) or the European Commission (and any successor entity thereto), as applicable, in the European Union, and the Medicines and Healthcare Products Regulatory Agency (the “MHRA”) in the United Kingdom, or any health regulatory authority in any country that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, pharmaceutical product in such country.

“Relationship Manager” has the meaning given to such term in Article 11.

“Release Documentation” means, for any Batch, the certificate of analysis, confirmation of compliance (as set forth in the Quality Agreement) and such further documentation as outlined/listed in the Quality Agreement as being made available concurrently with the Manufacturer’s Release that are necessary to confirm that each Batch of Product shipped has been subject to required quality tests and release and stability testing and is in compliance with the applicable Specifications.

“Renewal Term” has the meaning given to such term in Section 27.1.

“Results” has the meaning given to such term in Section 2.2.

“Safety Stock” means any stock of Drug Product or a Component that is held in accordance with Section 18 to cover for repeatable and regular variations in Manufacture, transportation and demand, or other unpredictable events.

“SDEA” has the meaning given to such term in Section 16.

“Specification(s)” means, with respect to the applicable Product, the applicable specifications set forth in Schedule C.

“Supply Failure” has the meaning given to such term in Section 13.2.

“Supply Price” has the meaning given to such term in Section 7.1.

“Supply Threshold(s)” has the meaning given to such term in Section 3.2.

“Tax Action” has the meaning given to such term in Section 7.4(A).

“Term” has the meaning given to such term in Section 27.1.

“Territory” means worldwide, other than [***].

“Third Party” means any Person other than Amneal or Metsera that is not an Affiliate of Amneal or of Metsera.

“Third Party Acquirer Product” has the meaning given to such term in Section 3.7(B).

“Third Party Assignment” has the meaning given to such term in Section 29.4(C).

“Third Party Claim” means any and all suits, claims, actions, proceedings, or demands brought by a Third Party.

“Trademarks” means trademarks, service marks, trade names, certification marks, service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, and signs or insignia.

“Unit” has the meaning given to such term in Schedule F.

“Unit Equivalent” has the meaning given to such term in Schedule F.

“USD” or “US$” means the lawful currency of the United States of America.

“Working Hours” means, in relation to a notice served or audit performed under this Agreement, 09:00 to 17:00 in the place of receipt of such notice or place of such audit on a day which is not a Saturday, a Sunday or a public holiday in the jurisdiction in which the notice is to be received or the audit be performed, but excluding any day in the period from December 24 to January 1 (inclusive).

2.	DEVELOPMENT; REGULATORY AFFAIRS

2.1 Development & R&D Support. Metsera shall determine if and when a Product will be developed, and the JMT shall determine at which Facility Amneal shall develop a Product. Amneal shall be responsible for development work, including, process development, process qualification and validation, scale-up, analytic development, formulation development, product characterization, stability studies and testing, on a Product-by-Product basis (“R&D Support”) in accordance with a development plan describing the activities, specifications, schedule and timelines, information and reports required, technology transfer, and any other matters agreed to by the Parties in writing (the “Development Plan”). The Development Plan will include a budget for all R&D Support Fees under such Development Plan (the “Development Budget”). R&D Support will also include Amneal Manufacturing and supplying Product for Metsera’s clinical trials, and may include Amneal transferring-in Manufacturing processes developed by Third Parties. An initial Development Plan (including Development Budget) will be prepared and agreed to by the Parties within [***] following the Effective Date (or such other period as agreed by the Parties in writing) and attached hereto as Schedule E. The Development Plan and Development Budget may be amended from time to time upon mutual agreement by the Parties via the JMT. Amneal shall perform the R&D Support set forth in the Development Plan in compliance with (a) any specifications set forth in the Development Plan, (b) the terms and conditions of this Agreement and the Development Plan, and (c) all Applicable Laws. Amneal shall use [***] to complete the R&D Support and its obligations and activities under the Development Plan in accordance with the schedule and timelines set forth therein. Should any of the terms of any Development Plan conflict with the general terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern. In the event of any disagreement between the Parties related to the Development Plan, the Development Budget, or the R&D Support, such matter shall be escalated to the JMT.

2.2 R&D Support Records. Amneal shall provide written research reports to Metsera describing with sufficient detail experimental procedures, analyses, data and results conducted and obtained in the performance of the R&D Support (“Results”), in accordance with the procedures and timelines in the Development Plan. Amneal shall maintain current and accurate records of all R&D Support activities conducted by it under a Development Plan and all data and other information resulting from such work. Such records shall accurately reflect all work done and Results achieved in the performance of such R&D Support activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes and in accordance with Applicable Laws. Amneal shall retain experimental records, laboratory notebooks or laboratory notebook pages containing Results for not less than [***] from the creation thereof. After this time period, upon Metsera’s written request and at Metsera’s sole expense, Amneal shall provide to Metsera: (a) for non-cGMP projects, copies of applicable specific laboratory notebooks, laboratory notebook pages or other documentation, as mutually agreed upon in writing by the Parties, for retention in Metsera’s archives; and (b) for cGMP projects, copies of executed batch records, deviation reports, investigation reports and analytical testing results of Products or other documentation as mutually agreed upon in writing by the Parties. At Amneal, all such records will be maintained in accordance with Amneal’s notebook policy, and in a secure area reasonably protected from fire, theft and destruction consistent with Amneal’s policies and procedures.

2.3 Development Costs. In consideration of the R&D Support, Metsera shall pay to Amneal the R&D Support Fee in accordance with Article 9, provided that the R&D Support Fee does not exceed the applicable Development Budget by [***]. In the event that Amneal anticipates that additional activities are necessary to complete a Development Plan which may cause the R&D Support Fee to exceed the applicable Development Budget by more than [***], Amneal shall promptly inform the JMT of the same and provide an estimate of the costs and expenses arising from the reasonably necessary additional activities needed to complete the Development Plan. Amneal will perform such reasonably necessary additional activities to complete the applicable Development Plan if Metsera agrees to pay the additional costs for performing such activities. [***]

2.4 Filing of Marketing Authorization; Ownership. Metsera shall be solely responsible for the registration activities for the Products in the Territory, including but not limited to compiling, submitting and maintaining the Marketing Authorization, filing the application, interacting with Regulatory Authorities and obtaining Regulatory Approval for the Drug Products which shall be in Metsera’s name, at its sole cost and expense.

3.	MANUFACTURE AND SUPPLY

3.1 Engagement. Metsera shall decide if and when a Product will be Manufactured, and the JMT shall determine at which Facility Amneal shall Manufacture a Product. During the Term, Amneal agrees to Manufacture and supply the Product designated by Metsera at the designated Facility for clinical use and commercialization in the Territory in the quantities that Metsera orders pursuant to Article 5, and Metsera agrees to purchase such ordered quantities of Product from Amneal in accordance with the terms and conditions hereof. In the event that Metsera desires for Amneal to Manufacture and supply product that is not Drug Substance or not Drug Product hereunder, the Parties shall discuss and agree in good faith on inclusion of such products hereunder.

3.2 Preferred Supplier. During the Term, Amneal shall be Metsera’s preferred supplier with respect to the supply of commercial Product, and Metsera shall be required to purchase (and Amneal shall supply) (a) at least [***] of Metsera’s, its Affiliates, and its or their sublicensee’s [***] annual requirements of commercial Drug Product and (b) at least [***] of Metsera’s, its Affiliates and its or their sublicensee’s [***] annual requirements of commercial Drug Substance (each of (a) and (b), a “Supply Threshold” and collectively, the “Supply Thresholds”); provided, however, that if Metsera can demonstrate through reasonable written evidence that it has a Third Party supplier, on a Drug Substance-by-Drug Substance basis, of commercial Drug Substance at a lower price to Metsera than the Supply Price combined with the applicable mark-up then Metsera may use such alternative supplier for commercial Drug Substance for any or all of its requirements for commercial Drug Substance, and the Drug Substance Supply Threshold shall be reduced accordingly, provided, further, that in the event that Amneal can beat (taking into account the Supply Price combined with the applicable mark-up) the lower price obtained by Metsera at any time, Metsera and Amneal shall discuss in good faith a plan for Metsera to place future orders for at least [***] of Metsera’s, its Affiliates, and its or their sublicensee’s [***] annual requirements for such commercial Drug Substance with Amneal, subject to any commitments Metsera has with its Third Party supplier. In the event that Metsera sublicenses rights to commercialize all Drug Products that exist at the time such sublicense agreement becomes effective in the entirety of the United States or in the entirety of the European Union to a Third Party and Metsera does not supply at least one Drug Product supplied by Amneal pursuant to this Agreement to such Third Party sublicensee for commercialization in either the United States or the European Union (“Drug Product Outlicense”), (i) Metsera shall provide Amneal with written notice within [***] following the execution of such Drug Product Outlicense and (ii) within [***] following the execution date of such Drug Product Outlicense, Metsera may elect, upon written notice to Amneal, to reduce the Supply Thresholds for the duration of the Term from the levels then in effect as of the effective date of the first commercial sale of the first Drug Product pursuant to the Drug Product Outlicense in accordance with the following, as calculated in twelve (12)-month periods commencing on the effective date of the Drug Product Outlicense:

Percentage of Supply Threshold
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

3.3 Priority Supply. Notwithstanding the Supply Thresholds, Metsera may request, and Amneal shall use reasonable, diligent efforts to supply, (a) one hundred percent (100%) of Metsera’s and its Affiliates’ and their sublicensees’ [***] requirements for Drug Product, up to the maximum annual capacity of two (2) Drug Product Manufacturing lines at the New Facility dedicated to the Manufacture of Metsera Drug Product (the “Dedicated Lines”), reasonably apportioned on a month-by-month basis, and (b) one hundred percent (100%) of Metsera’s and its Affiliate’s and their sublicensees’ [***] requirements for Drug Substance, up to the maximum annual capacity of the New Facility for Drug Substance Manufacturing, reasonably apportioned on a month-by-month basis. In furtherance of the foregoing, if Metsera’s Forecast Schedules are consistently in excess of the maximum annual capacity of the Dedicated Lines or in excess of the maximum annual capacity of the New Facility for Drug Substance Manufacturing such that an increase to Amneal’s Manufacturing capacity would be warranted to meet such Forecast Schedules, Amneal shall use [***] to increase its applicable Manufacturing capacity at the New Facility; provided, that (i) the Parties shall in good faith agree on a capacity increase schedule, (ii) Amneal has at least [***] to implement such capacity increase, and (iii) Amneal’s inability to add Manufacturing capacity despite its [***] to do so shall not be a breach of this Agreement. If Amneal is unable to meet Metsera’s Forecast Schedules in excess of the maximum annual capacity of the Dedicated Lines or in excess of the maximum annual capacity of the New Facility for Drug Substance Manufacturing, Metsera may, in its sole discretion, decrease the applicable Supply Threshold(s) to correspond with Amneal’s capacity. The maximum annual capacity of the Dedicated Lines shall be at least one hundred million (100,000,000) Units of cartridge-based Injectable Drug Product annually. [***] The maximum annual capacity of the New Facility for Drug Substance Manufacturing will be agreed to by the Parties pursuant to the Construction Addendum.

3.4 Manufacture. Amneal shall (and shall procure that a Permitted Subcontractor or Affiliate shall) Manufacture the Products at the Facilities in accordance with:

(A)	the applicable Specifications;

(B)	the Applicable Standards, including current GMP;

(C)	the Manufacturing Licenses;

(D)	the applicable Marketing Authorizations;

(E)	the Quality Agreement;

(F)	Firm Orders; and

(G)	Applicable Law, [***]

3.5 Subcontracting. Amneal shall not subcontract the Manufacture of Products (or any material part thereof) under this Agreement to any Third Party without the prior written consent of Metsera, such consent not to be unreasonably withheld, conditioned or delayed, provided that Metsera’s consent shall not be required for any subcontract to a Third Party that is presented to the JMT for review if such subcontracted activities are not direct, substantive Manufacturing activities or are for activities that only support the Manufacturing process, including, by way of example, the calibration of equipment; provided, further, that if any such subcontracted activities could reasonably be expected to reduce Manufacturing capacity or have a material impact on the Product or the Regulatory Approval thereof, Metsera’s prior written consent shall be required. For the avoidance of doubt, any subcontracted activity or change thereto that would be required to be included in a regulatory filing, or would require an amendment to an existing regulatory filing, shall be deemed to have a material impact on Regulatory Approval. In the event that Amneal subcontracts an immaterial part of the Manufacturing process to a Third Party, or Metsera approves a Third Party to subcontract any material part of the Manufacture of Products (each such Third Party, a “Permitted Subcontractor”) in accordance with the foregoing sentence, Amneal shall ensure that all such Permitted Subcontractors: (a) act in compliance with the terms and conditions of this Agreement and the Quality Agreement to the same extent as Amneal, relevant to the activities to be performed by such Permitted Subcontractor and (b) are subject to confidentiality and nonuse obligations that are no less restrictive than those set forth in Article 19. The engagement of Permitted Subcontractors shall not relieve Amneal from any of its liabilities or obligations under this Agreement, and Amneal shall remain solely and fully responsible and liable as primary obligor to Metsera for the acts or omissions of all Permitted Subcontractors, or their respective personnel to the same extent as if they were the acts or omissions of Amneal or Amneal’s employees, whether arising from breach, negligence, gross negligence or intentional misconduct, and shall remain exclusively responsible for all costs associated with any subcontract or supply relationship (including costs and expenses arising from or related to the appointment of Permitted Subcontractors).

3.6 Changes to Manufacturing.

(A)

In the event that either Party requests or proposes a change to Manufacturing of Product or is informed by a Governmental Authority that a change is required, the other Party will promptly review and discuss such request or proposal (as applicable) in good faith, and shall not unreasonably withhold consent to the implementation of any such request or proposal (as applicable); provided that such change is permitted under Applicable Law and by the applicable Governmental Authorities. For clarity, Amneal will not implement (or permit any Permitted Subcontractor or Affiliate to implement) any material changes relating to the Manufacturing of Drug Substance or Drug Product, including changes relating to Components, without the prior written consent of Metsera, not to be unreasonably withheld, conditioned or delayed, provided that any such material changes that are required by Applicable Law or a Governmental Authority shall require prior written notification to Metsera to the extent practicable, but not Metsera’s prior written consent.

(B)

Amneal shall bear all costs and expenses directly or indirectly attributable to: (i) changes required by Applicable Law or Governmental Authorities relating to the applicable Facility, or to the establishment, maintenance and improvement of cGMP with respect to the applicable Facility, in each case that are not specific to the Products; (ii) changes requested by Amneal, any of its Affiliates, or its Permitted Subcontractors; and (iii) changes in the Components or suppliers of Components, that are not requested by Metsera. Metsera shall bear all other reasonable and direct costs and expenses of any changes to the Manufacturing of Product. For clarity, if Amneal requests changes to Components or suppliers of Components, Amneal shall bear costs and expenses attributable to such changes.

3.7 Non-Compete.

(A)

Subject to Section 3.7(B), during the Initial Term, except for activities conducted pursuant to and in accordance with this Agreement or the License Agreement, Amneal and its Affiliates shall not at the New Facility develop, Manufacture, supply and/or market for themselves or any Third Party any Product and/or other pharmaceutical product that [***] (a “Competing Product”).

(B)	[***]

4.	FACILITIES

4.1 Change of Facility. Subject to Amneal’s rights set forth in Section 4.3(B), Amneal shall, upon reasonably advanced prior written notice to Metsera, be permitted to make a change or permit the change within any Facility or production line within a Facility, where Products are Manufactured; provided, however, that if any such change could reasonably be expected to reduce Manufacturing capacity or have a material impact on the Product or the Regulatory Approval thereof (for the avoidance of doubt, any decision or change that would be required to be included in a regulatory filing, or would require an amendment to an existing regulatory filing, shall be deemed to have a material impact on Regulatory Approval), Metsera’s prior written consent shall be required. Any change in or to a Facility shall be subject to any applicable change control provisions set out in the Quality Agreement and shall comply with Applicable Law. Amneal will bear any expenses (including technical transfer and validation costs) with respect to any change of such Facility initiated by Amneal, its Affiliates or any Permitted Subcontractor. Subject to Section 4.3, any change to the site (i.e., a Product would be Manufactured at a different facility) of Manufacture of Products shall require the prior written consent of Metsera, such consent not to be unreasonably withheld, conditioned or delayed.

4.2 Construction of the New Facility. Amneal agrees to construct a vertically integrated peptide active pharmaceutical ingredient and finished dosage form manufacturing plant located in India for the Manufacture of Drug Substance and Injectable Drug Product (the “New Facility”) in accordance with the terms set forth in the Construction Addendum. For clarity, following completion of the construction of the New Facility, (a) Amneal shall be responsible at its cost and expense for qualifying the New Facility for the manufacture of Injectable Drug Products and Drug Substance and obtaining all Manufacturing Licenses and (b) subject to the Supply Thresholds and Sections 3.3, 3.7 and 13.3, Amneal shall be permitted to utilize the New Facility to Manufacture its own and Third Party products.

4.3 Event of Loss at New Facility.

(A)

In the event that all or a portion of the New Facility is damaged, destroyed or rendered unfit for normal operation in accordance with this Agreement as a result of a casualty event (any such event, an “Event of Loss”), upon the occurrence of an Event of Loss, Amneal shall:

a.	[***];

b.	[***]; and

c.	[***].

(B)

As soon as reasonably practicable following the Event of Loss, Amneal shall use [***] to transfer the development and Manufacture of Products to other Amneal facilities and, upon the written consent of Metsera, to CMO facilities, and obtain all necessary regulatory approvals therefore. For clarity, nothing in this Section 4.3 shall limit any of the Parties’ rights, remedies (at law or in equity) and obligations under this Agreement, including under Section 3.3 or Article 13.

(C)

As soon as reasonably practicable following an Event of Loss, Amneal shall use [***] to repair and reinstate the New Facility as quickly as practicable and resume the development and Manufacturing of Products promptly once such work is completed. In the event of an Event of Loss, until such time that the repair and reinstatement is completed, upon written request, Metsera shall receive the Construction Rebate for all commercial Injectable Drug Products Manufactured for Metsera at such other Amneal facilities or CMO facilities.

(D)	In no event shall this Section 4.3 limit or restrict the Parties’ other rights and obligations under this Agreement, including the rights and obligations under Sections 3.3, 6.2 and 13.

5.	FORECASTS AND ORDERS

5.1 General. Manufacturing and supply of commercial Product under this Agreement shall, in each case, be pursuant to the Firm Zone of the Forecast Schedules and Firm Orders submitted by Metsera, as further described below.

5.2 Amneal Capacity Forecast. Following completion of the New Facility, commencing on the first day of the immediately following Calendar Quarter, Amneal shall provide to Metsera and the JST on a quarterly basis and no later than [***] after the start of each Calendar Quarter, a non-binding forecast of its anticipated monthly commitments for the Manufacture of drug substance and drug product at the New Facility for itself and Third Parties for the immediately following [***], broken down by Calendar Quarter.

5.3 Commercial Forecast Schedule.

(A)

Commercial Product Forecasts. Metsera shall keep the JST apprised of the development status of potential commercial Products and any updates to anticipated demand for such Products. For supply of commercial Product, on a Product-by-Product basis, commencing [***] prior to the anticipated launch of the commercial Product in any country in the Territory, and, thereafter, on a monthly basis and no later than the [***], Metsera shall provide to Amneal a rolling forecast schedule in a format mutually agreed to by the Parties of its anticipated monthly requirements for commercial Product for the immediately following [***]

(the “Forecast Schedule”). The Forecast Schedule will specify quantities of Product, the delivery date, the country to which the Product will be shipped, and will otherwise be in the agreed format, and submitted either electronically or by such other means that the Parties mutually agree to in writing.

(B)

Amneal shall accept Forecast Schedules that are consistent with the quantity guidelines specified in Sections 3.3 and 5.3(A). Amneal shall, within [***] after receipt of any Forecast Schedule, notify Metsera in writing of any prospective problems or concerns Amneal might have with respect to supplying Metsera’s forecasted quantities of Product. Upon receipt of any such notice from Amneal, the Parties shall promptly discuss the potential inability to supply the amounts forecasted by Metsera in such Forecast Schedule and work in good faith to agree upon revised forecast amounts. Failing agreement, Metsera’s previously submitted Forecast Schedule shall be deemed to be the new forecast. The foregoing notice and discussion requirements of this Section 5.3(B) shall not operate to relieve either Party of its obligations pursuant to the Supply Thresholds, Sections 3.3 and 13.1 or 13.3, or any Firm Order, or affect either Party’s right to pursue any remedies that may be available to it. A Forecast Schedule shall be deemed accepted if Amneal has not provided Metsera with written notice concerning the Forecast Schedule in writing within the [***] period following receipt thereof.

(C)

The volumes for Drug Product shown in the Firm Zone of each Forecast Schedule shall be deemed to be binding on Metsera and Amneal, and the quantities included for each Drug Product in any Firm Zone may not be varied in any subsequent Forecast Schedule, except by the JST or upon agreement by the Parties in writing.

5.4 Purchase Orders.

(A)	For the supply of clinical Product to Metsera, Amneal and Metsera shall agree upon the terms of a purchase order for such Product, including the timing of delivery for such Product.

(B)

Each month, upon the same date as the submission of each Forecast Schedule, Metsera shall provide Amneal with binding firm orders for commercial Product (each, a “Firm Order”) which will be in a form mutually agreed upon by the Parties and, at a minimum, shall specify: [***]. Each Firm Order will be in Batch sizes equal to the validated Batch size for the applicable Product. Amneal shall accept a Firm Order as long as the ordered volume is no more than [***] of the applicable Forecast Schedule. Amneal agrees to use [***] to Manufacture and deliver any quantity of Product ordered in excess of [***] of the applicable Forecast Schedule[***].

(C)

Amneal shall respond to each Firm Order received by Metsera within [***] following receipt. Amneal’s response shall include confirmation of the delivery dates and quantity of the Product as set out in the relevant Firm Order. For clarity, Amneal may not reject any Firm Order so long as such Firm Order is no more than [***] of the applicable Forecast Schedule.

(D)

Each confirmed Firm Order will be regarded by the Parties as a binding irrevocable commitment by Metsera to purchase from Amneal, and for Amneal to Manufacture and supply to Metsera, the relevant quantity of Product according to the requirements set out in such Firm Order.

5.5 Minimum Order Quantities. Following the First Commercial Sale of the first Injectable Drug Product Manufactured at the New Facility, the JST shall determine the minimum aggregate quantity for Injectable Drug Product that Metsera will be obligated to order annually from Amneal beginning the following year (the “Minimum Order Quantity”), which Minimum Order Quantity shall be no more than [***] Injectable Drug Product. Thereafter, in each Calendar Year where the aggregate quantity of Injectable Drug Product ordered by Metsera in such Calendar Year is less than the applicable Minimum Order Quantity of Injectable Drug Product, Metsera shall pay to Amneal [***]. Any payments made by Metsera to Amneal pursuant to this Section 5.5 shall be credited on a pro rata basis against the applicable Supply Threshold and be entitled to a Construction Rebate. Where Injectable Drug Product ordered in any Calendar Year is in excess of the applicable Minimum Order Quantity, such excess will carry forward and be credited towards Metsera’s Minimum Order Quantity for the following Calendar Year. Notwithstanding anything to the contrary herein, Metsera will not be obligated to order the Minimum Order Quantity for any Injectable Drug Product for which there has been a Supply Failure or a notice of potential delay provided pursuant to Section 13.1.

[***].

6.	DELIVERY OF PRODUCT

6.1 Delivery. Amneal shall deliver, or shall cause its Affiliate or Permitted Subcontractor to deliver, all quantities of Product ordered by Metsera pursuant to a Firm Order on the date specified for delivery by Metsera in the applicable Firm Order [***]. Each such shipment of commercial Product shall include the full amounts of Product ordered under such Firm Order; provided, however, that the quantity of Products delivered by Amneal may vary [***] from the quantities specified by Metsera in the applicable Firm Order, provided that any shortfall is received by Metsera within [***] of the date specified for delivery. Shipments of Products will be made [***] of Amneal or its Affiliate or Permitted Subcontractor, as applicable, unless otherwise mutually agreed by the Parties. As between the Parties, risk of loss or of damage to Products will remain with Amneal until Amneal or its Affiliate or Permitted Subcontractor loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Metsera. Notwithstanding the foregoing, Amneal will, or will require its Affiliate or Permitted Subcontractors to, in accordance with Metsera’s reasonable instructions and as agent for Metsera, (a) arrange for shipping (such shipping to be paid by Metsera) and (b) at Metsera’s expense, obtain any other official authorization necessary to export the Products. Metsera will arrange for insurance and will select the freight carrier used by Amneal or its Affiliate or Permitted Subcontractor to ship Products. Products will be transported in accordance with the Specifications. Upon each shipment of the Product, Amneal will provide to Metsera the Release Documentation and such other documentation in English as is required to meet Applicable Law, or such other documentation as the Parties may agree upon in writing. The Parties shall cooperate reasonably to obtain all licenses or permits necessary to ship the Product (the evaluation of which licenses or permits required shall be performed by Metsera or its designee). Metsera or its designee is responsible for import control compliance. On the date of shipment, the Products shall have at least the Minimum Remaining Shelf Life.

[***]

7.	SUPPLY PRICE

7.1 Supply Price. Subject to the provisions of this Section 7.1 and Sections 7.2 and 7.5, the “Supply Price” for each of commercial Drug Product and Drug Substance shall be the “Supply Price per Unit” or the “Supply Price in [***] Dollars per Gram” as set forth in the left-hand columns on Schedule F. [***] The Manufacture and supply of clinical Product shall be deemed R&D Support, and the Supply Price for such clinical Product shall be determined as of the date on which Metsera submits a purchase order [***] for clinical Product to Amneal pursuant to Section 5.4(A), and shall be calculated in accordance with the Accounting Standard. [***] Amneal shall use good faith efforts to identify and implement continuous improvement opportunities for the Manufacture and supply of commercial Drug Product, with the objective to reduce the Supply Price during the Term, subject at all times to the minimum and maximum prices set forth on Schedule F.

7.2 Annual True-up.

(A)

Within [***] following the end of each Calendar Year, Amneal shall calculate the total volume of Units or Unit Equivalents of Product (broken out on a Product-by-Product basis) supplied by Amneal to Metsera and provide such calculation to Metsera in writing. Within [***] following receipt of such calculation, Metsera shall confirm that the volume of Units or Unit Equivalents purchased by Metsera matches the volume of Units or Unit Equivalents supplied by Amneal.

(B)

In the event that a higher volume pricing tier was met based on the volume of Units or Unit Equivalents purchased and delivered with respect to a particular Product in such Calendar Year, then all such Units or Unit Equivalents of that Product shall receive such higher volume pricing tier and Amneal shall issue to Metsera a credit against future Firm Orders in the amount of the difference between the Supply Price paid by Metsera with respect to such Product and the higher volume pricing.

(C)	Any disputes pursuant to this Section 7.2 shall be subject to the dispute resolution mechanism set forth in Section 29.9.

7.3 Annual Review of Supply Price, Mark-Up. Commencing in [***], no later than [***] prior to the end of each Calendar Year, the Parties shall, via the JST, discuss in good faith and agree (such agreement not to be unreasonably withheld, conditioned or delayed), on any revisions to the pricing and mark-up tiers set forth on Schedule F to ensure that the Supply Price and mark-up reflects an appropriate balance between the Supply Price and mark-up payable under Section 8, taking into account [***]. For clarity, any adjustments to the Supply Price shall be subject to the minimum and maximum prices set forth on Schedule F, provided, however, that at the last annual review of the Supply Price immediately preceding anticipated First Commercial Sale, the Parties shall conduct a one (1)-time revaluation of the minimum and maximum prices set forth on Schedule F.

7.4 Taxes and Withholding; Indirect Taxes.

(A)

Except as expressly set forth in this Section 7.4, each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. Each Party shall provide such information and documentation to the other Party as are reasonably requested by such other Party to determine if any withholding taxes apply to any payments to be made by such other Party under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding tax under the applicable bilateral income tax treaty or relevant statutory provision. If a Party believes that it is required to withhold taxes on a payment to the other Party, the paying Party shall notify the other Party of such determination no less than [***] prior to making such payment. To the extent that Applicable Laws require that taxes be withheld with respect to any payments to be made by a Party to the other Party under this Agreement, the paying Party shall: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the other Party on a reasonable and timely basis following such tax payment. Each Party agrees to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Notwithstanding anything to the contrary in this Agreement, in the event a Party redomiciles, or assigns its rights or obligations under Section 29.1 or 29.4 (each, a “Tax Action” and such Party, the “Acting Party”), and, as a result of such Tax Action, the amount of tax required to be withheld under this Section 7.4(A) in respect of a payment to the other Party (the “Non-Acting Party”) is greater than the amount of such tax that would have been required to have been withheld absent such Tax Action, then any such amount payable to the Non-Acting Party shall be adjusted to take into account such withholding taxes as may be necessary so that, after making all required withholdings, the Non-Acting Party receives an amount equal to the sum it would have received had no such Tax Action occurred. The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax (x) would not have been imposed but for a Tax Action taken by the Party receiving the payment subject to withholding under this Section 7.4(A) or (y) is attributable to the failure by the Non-Acting Party to comply with the requirements of this Section 7.4(A). For purposes of this Section 7.4(A), a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.

(B)

Notwithstanding anything to the contrary in this Agreement (including anything to the contrary in Section 7.4(A)), this Section 7.4(B) shall apply with respect to value-added, sales, goods, services, turnover tax or any similar tax (“Indirect Taxes”). All amounts payable by the Parties under this Agreement are exclusive of Indirect Taxes. If, under Applicable Law, any Indirect Tax is incurred in connection with amounts payable under this Agreement, such Indirect Taxes shall be borne equally by the Parties. The Party customarily responsible under Applicable Law shall file all necessary tax returns and other documentation with respect to all such Indirect Taxes, and the Parties shall reasonably cooperate in duly and properly preparing, executing, and filing any certificates or other documents that may reduce or eliminate any such Indirect Taxes and any such tax returns and other documentation required to be filed in connection with such Indirect Taxes. The Party responsible for filing any such tax returns shall provide to the other Party evidence of timely filing and payment of all such Indirect Taxes within [***] of remittance. Notwithstanding the foregoing, any Indirect Taxes incurred in connection with amounts payable under this Agreement that are fully recoverable by Metsera shall be borne solely by Metsera but only to the extent that a duly issued invoice has been provided to Metsera by Amneal. In the case and to the extent of Indirect Taxes incurred in connection with this Agreement are recoverable by Metsera, such Indirect Taxes shall be properly invoiced by Amneal to Metsera, and paid by Metsera at the applicable rate either (i) to Amneal or, if provided under Applicable Law, (ii) directly to the relevant taxing authority.

7.5 Supply Price Rebate. In consideration of the Metsera Construction Costs as set forth in the Construction Addendum, (a) following the First Commercial Sale of Injectable Drug Product manufactured at the New Facility, Metsera shall receive a rebate against the Supply Price for all commercial Injectable Drug Products of [***] (the “Construction Rebate”) and (b) Amneal shall pay to Metsera [***] (the “Non-Metsera Product Offset Amount”) of any drug product manufactured at the New Facility for any Third Party or for Amneal or its Affiliates. At such time as (i) the Construction Rebate actually credited against the Supply Price and (ii) the Non-Metsera Product Offset Amount actually paid to Metsera together total an aggregate amount of One Hundred Million Dollars (USD $100,000,000) (the “Recoupment Date”), (x) no further Construction Rebate will be applied to the Supply Price for commercial Injectable Drug Product, and the full Supply Price for commercial Injectable Drug Product shall be reinstated and (y) no further Non-Metsera Product Offset Amount shall be payable. [***]

8.	EARN-OUT

8.1 Earn-Out Rate. In partial consideration of the Manufacturing and supply of Products hereunder, during the Term, Metsera shall make [***] earn-out payments to Amneal at the rate(s) set forth on Schedule F based on [***].

8.2 Earn-Out Notice and Payment. Within [***] after the end of each Calendar Quarter during the Term, Metsera shall provide Amneal with a report containing [***] (an “Earn-Out Report”). Following receipt of such Earn-Out Report, Amneal shall promptly submit an invoice to Metsera with respect to the earn-out amount shown therein. Metsera shall pay such earn-out amount within [***] following delivery of the applicable Earn-Out Report.

8.3 Earn-Out Reduction(A) . Without limitation to Section 8.1 above, in the event that in any country or other jurisdiction in the Territory there is Generic/Biosimilar Competition with respect to a Drug Product then, for such Drug Product in each such country or other jurisdiction, the earn-out payable to Amneal for the [***] shall be reduced by [***] for such Drug Product in such country during any Calendar Quarter in which there is Generic/Biosimilar Competition. For purposes herein, “Generic/Biosimilar Competition” means, on a country or other jurisdiction and Drug Product basis, the unit volume of a Generic/Biosimilar Product(s) sold in a country or other jurisdiction by one (1) or more Third Party(ies) in a Calendar Quarter is at least [t***] of the unit volume of such Drug Product sold in that country or other jurisdiction by Metsera, its Affiliates and (sub)licensees;

8.4 Recordkeeping. Metsera shall keep, and shall require its Affiliates and (sub)licensees to keep, complete and accurate records pertaining to Net Sales of Drug Products in sufficient detail to permit Amneal to confirm the accuracy of any earn-out payments due under this Agreement. Metsera will keep such books and records for [***] following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Law.

9.	INVOICE AND PAYMENT

9.1 Issuance of Invoices. Amneal shall issues invoices to Metsera (or its relevant Affiliate) (a) for the development of Products pursuant to Section 2, on a quarterly basis and (b) for Products Manufactured and supplied under this Agreement, upon or following shipment of such Products at the Supply Price in effect at the time the applicable Firm Order was placed.

9.2 Invoice. Each invoice issued pursuant to Section 9.1 shall be in a form mutually agreed by the Parties, provided that, at a minimum, each invoice for the Manufacture and supply of Products shall specify:

(A)	Metsera’s (or its Affiliate’s) purchase order number;

(B)	the Supply Price in respect of the Product delivered denominated in the Invoice Currency;

(C)	the applicable Construction Rebate and Non-Metsera Product Offset Amount (if and when applicable); and

(D)	the quantity of the Product actually shipped.

9.3 Payment of Invoice for Supply Price. Subject to Section 9.5, Metsera shall pay or procure the payment of undisputed invoices issued by Amneal pursuant to Section 9.1(b) in the Invoice Currency for the Supply Price and, to the extent provided in Section 7.4(B), the applicable portion of any associated Indirect Taxes for Product delivered pursuant to orders within [***] after receipt of such invoice by electronic transfer to the account identified by Amneal in the invoice.

9.4 Payment of Other Invoices. Any amounts reimbursable to Amneal pursuant to this Agreement other than the Supply Price for Products delivered (including with respect to R&D Support Fee and earn-out payments) may be invoiced and paid separately from any invoice for the Supply Price for Products delivered. Subject to Section 9.5, any undisputed invoice issued pursuant to this Section 9.4 shall be payable within [***] following receipt by Metsera.

9.5 Late Payments. If Metsera fails to pay any undisputed payment under this Agreement by the date when such payment is due, then, without limiting any other right or remedy of Amneal, such late payment shall be paid together with interest thereon at [***]. If Metsera or its designee disputes in good faith any portion of an invoice that is presented by Amneal in accordance with this Agreement, Metsera or its designee shall pay the undisputed portion of such invoice and provide Amneal with written notice of the disputed portion and its reasons therefor, and Metsera or its designee will not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of Amneal.

9.6 All payments hereunder shall be calculated in accordance with the Accounting Standard.

10.	QUALITY ASSURANCE

10.1 Quality Agreement. Amneal and Metsera shall enter into a Quality Agreement within [***] and attach it hereto as Schedule D, which shall govern matters relating to quality assurance, quality control and change control with respect to the Manufacturing and supply of Products, as more particularly set out therein. Any changes or variations to the Product (including Drug Substance, Drug Product, packaging, or any Component(s)), the Manufacturing process or any Facilities involved in the Manufacture of the Product (including the Drug Substance, Drug Product and Components) shall only be made in accordance with this Agreement and the Quality Agreement. If required under Applicable Laws in a particular country, Amneal agrees to use [***] to enter into a quality agreement directly with one or more CMOs of Metsera, which agreement may or may not include Metsera as a party. Amneal and Metsera shall perform their respective obligations and comply with all provisions of the Quality Agreement.

10.2 Conflict with Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Quality Agreement, the Quality Agreement shall govern in respect to quality matters, and the provisions of this Agreement shall govern with respect to all other matters, including, for clarity, all financial matters.

11.	RELATIONSHIP MANAGEMENT; GOVERNANCE

11.1 Relationship Manager. Promptly after the Effective Date, each Party shall appoint a relationship manager with responsibility for managing operational matters between the Parties under this Agreement (each, a “Relationship Manager”). The Relationship Manager shall participate as a member of the Joint Manufacturing Team and Joint Supply Team described below.

11.2 Establishment of Joint Manufacturing Team. Promptly after the Effective Date, the Parties shall establish a joint manufacturing team (the “Joint Manufacturing Team” or “JMT”). The Joint Manufacturing Team shall consist of [***] representatives appointed by each Party, one (1) of whom shall be the Relationship Manager appointed by the applicable Party pursuant to Section 11.1 and at least [***] of whom must be a senior manager with decision-making capacity on Product Manufacturing development. The JMT will meet at least once per Calendar Quarter or as otherwise agreed by the Parties.

11.3 Specific Responsibilities of Joint Manufacturing Team. In addition to the JMT’s general discussion, review and coordination regarding the Manufacturing development of Product, the JMT shall:

(A)	review and approve the Development Plan and Development Budget and any changes or updates thereto;

(B)	oversee the R&D Support activities;

(C)	oversee the technology transfer of Manufacturing processes for Products from Third Parties to Amneal and from Amneal to Third Parties;

(D)	determine Minimum Remaining Shelf Life for Products and update Schedule G accordingly;

(E)	decide at which Facility Amneal shall develop a Product;

(F)	decide at which Facility Amneal shall Manufacture a Product;

(G)	review and agree on the Manufacturing peptide process and the Product capacity targets for Building 1;

(H)

review and discuss Metsera’s internal development and regulatory plan(s) for each Product with respect to Drug Substances and Drug Products within [***] of Metsera finalizing or modifying such development and regulatory plan;

(I)	review any proposed subcontracts for the Manufacturing of Products in accordance with Section 3.5; and

(J)	perform such other non-decision making functions as appropriate to further the purposes of this Agreement, as agreed upon by the Parties in writing.

11.4 Establishment of Joint Supply Team. Promptly after the Effective Date, the Parties shall establish a joint supply team (the “Joint Supply Team” or “JST”). The Joint Supply Team shall consist of [***] representatives appointed by each Party, one (1) of whom shall be the Relationship Manager appointed by the applicable Party pursuant to Section 11.1 and at least [***] of whom must be a senior manager with decision-making capacity on clinical and commercial Product supply and Manufacturing. The JST will meet at least once per Calendar Quarter, or as otherwise agreed by the Parties.

11.5 Specific Responsibilities of Joint Supply Team. In addition to the JST’s general discussion, review and coordination regarding the Manufacture and supply of Product, the JST shall:

(A)

discuss and determine the Minimum Order Quantity for Injectable Drug Product in accordance with Section 5.5, taking into account reasonable reductions, if any, for any use of the Dedicated Lines for the manufacture of products for Amneal or Third Parties;

(B)	[***];

(C)	discuss and determine the Supply Price for each Drug Product in accordance with Section 7.3;

(D)	discuss and determine the required quantity of Safety Stock for each Product and Component;

(E)	discuss and determine whether the Supply Thresholds should be amended following the Initial Term with respect to Drug Product and/or with respect to Drug Substance;

(F)

oversee the supply, demand and capacity for the clinical and commercial Manufacture of the Product, including related management processes and operations, control of production planning and scheduling, prioritization decisions, allocation of resources, timing of in-process and release testing, oversight of auxiliary facilities, troubleshooting decisions, changes in plans for long term supply, and any other matters relating to implementation of the clinical and commercial Manufacture and supply of Product at the Facilities;

(G)	discuss capacity for all products at the New Facility,

(H)

discuss and determine whether any Amneal or Third Party products will be manufactured on the Dedicated Lines, taking into account Metsera’s right to submit or increase Forecast Schedules and Firm Orders under this Agreement;

(I)	discuss any arising challenges related to the Manufacture, quantity and/or quality of the Product, and agree on any necessary or appropriate actions;

(J)	review any challenges related to demand for Product and identify and manage supply constraints, including the scheduling of Manufacturing of products at the New Facility;

(K)	review the key performance indicators (KPIs) for supply, quality and status of the Products (technical), discuss trends and root causes of such trends and identify corrective or remedial actions; and

(L)	discuss, plan and oversee procurement of Components, including determining whether Metsera will be responsible for procurement of one or more Components;

(M)	perform such other non-decision making functions as appropriate to further the purposes of this Agreement, as agreed upon by the Parties in writing.

11.6 General Provisions Regarding Membership; Meetings; Minutes; Decision Making; Term.

(A)

Each Party may replace its representatives on the JST or JMT (each a “Team”) on written notice to the other Party, but each Party shall strive to maintain continuity in its representation. Each Party shall appoint one (1) of its representatives to act as a co-chairperson of the applicable Team. The co-chairpersons shall jointly prepare and circulate agendas to the applicable representatives at least [***] before each meeting (unless otherwise agreed to by the co-chairpersons) and shall direct the preparation of reasonably detailed minutes for each meeting, which shall be approved by the co-chairpersons and circulated to applicable representatives within [***] of such meeting (unless otherwise agreed by the co-chairpersons).

(B)

Each Team shall meet at least quarterly during the Term, or as otherwise agreed by the Parties from time to time. These meetings may be called on a more frequent basis on agreement of the Relationship Managers, which the Parties acknowledge may more regularly occur during the early stages of development or supply. Team meetings may be held in person or by audio or video teleconference, as agreed by the Parties. All in-person meetings shall alternate between locations designated by each Party. Each Party shall be solely responsible for the costs and expenses incurred by its representatives in attending any Team meeting. No action taken or decision made at any Team meeting shall be effective unless at least one (1) representative of each Party is participating. Agendas for JMT meetings shall be related to the subject matter of this Agreement and will include, when applicable: (i) a status report with respect to each Development Plan and related R&D Support activities, (ii) a status report on any Manufacturing technology transfer activities, and (iii) any other matters expressly allocated to the JMT under this Agreement. Agendas for JST meetings shall be related to the subject matter of this Agreement and will include, as applicable: (t) a performance report; (u) inventory management; (v) Manufacturing capability and capacity; (w) any capacity concern and prioritizations; (x) forward planning; (y) major artwork or regulatory changes; and (z) any other matters expressly allocated to the JST under this Agreement.

(C)

Each Team shall in good faith attempt to mutually resolve in a timely fashion any decision within its purview. If a Team is unable to reach unanimous decision on a particular matter within a reasonable period (not to exceed [***], unless extended by mutual agreement of the Parties) following the applicable Team meeting, then the matter will be referred to the Designated Officers pursuant to Section 11.7.

(D)

Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend Team meetings in a non-voting capacity; provided, that if either Party intends to have any Third Party attend such a meeting, then such Party shall provide at least [***] prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement prior to attending such meeting.

11.7 Escalation of Team Disputes. For matters that cannot be settled within a Team pursuant to Section 11.6(C), the matter may be escalated by either Party to the Designated Officers. In the event that the Designated Officers are unable to resolve any such dispute referred to them within [***] after the date such dispute was referred to the Designated Officers (or such longer period as the Designated Officers may agree upon), the matter may be escalated by either Party to the Executive Officers. In the event that the Executive Officers are unable to resolve any such dispute referred to them within [***] after the date such dispute was referred to the Executive Officers (or such longer period as the Executive Officers may agree upon), then, subject to Section 11.8, Metsera shall have the final decision-making authority with respect to all matters pertaining to the Product (including specifications therefore) and the determination of when and at which Facility Products shall be developed or Manufactured.

11.8 Limitations. The Teams are not empowered to amend, or waive compliance with, the terms of this Agreement.

12.	ACCEPTANCE OF PRODUCT AND DEFECTIVE PRODUCT

12.1 Notice of Defects. Promptly following delivery, Metsera or its designee shall inspect (without having to open the packaging of) Product delivered under this Agreement. Notice of all claims arising out of or relating to Obvious Defects shall be given by Metsera or its designee in writing to Amneal within [***] after the date of receipt of both the Product and the Release Documentation or such other documentation agreed upon by the Parties in writing. Notice of all claims arising out of or relating to Latent Defects shall be given by Metsera or its designee in writing to Amneal at any time prior to [***], provided, however, that such written notification shall be given promptly after Metsera’s or its designee’s determination of any such Latent Defect.

12.2 Determination of Defect. In the event Metsera or its designee rejects any Product as Defective, Amneal or its Permitted Subcontractor shall have the right to sample and retest such Product, which shall be done as soon as reasonably practicable and in accordance with the Quality Agreement, and Metsera or its designee shall make Product alleged to be Defective available for inspection by Amneal or its Permitted Subcontractor in accordance with the Quality Agreement. In the event of a discrepancy between, on the one hand, Metsera’s or its designee’s and, on the other hand, Amneal’s or its Permitted Subcontractor’s opinion on test results such that one Party (i.e., either Metsera or Amneal) is of the opinion that the Product is Defective and the other Party (i.e., either Metsera or Amneal, as applicable) is of the opinion that the Product is not Defective, including a dispute over whether the alleged Defect results from acts or omissions of Metsera or its designee or any Third Party after delivery and loading onto the carrier’s vehicle, which disagreement is not resolved through good faith negotiations for up to [***] following identification of the discrepancy, the Parties shall cooperate to submit the matter to an Independent Expert for evaluation. The findings of the Independent Expert shall be binding on the Parties, absent manifest error. The expenses of the Independent Expert shall be borne by the Party against whom the finding is given. Notwithstanding anything to the contrary in this Section 12.2, nothing in this Section 12.2 is intended to (and shall not) impact the Parties’ respective rights (and the exercise of such rights) and obligations under this Agreement until such time that retesting or any disagreement is resolved hereunder. For clarity, any Product Actions resulting from any notifications made pursuant to this Article 12 shall be addressed in accordance with Article 17.

12.3 Product Replacement. Notwithstanding the foregoing, Metsera shall be entitled to require Amneal to promptly replace or procure the replacement of any allegedly Defective Product that Metsera rejects pursuant to this Agreement or the Quality Agreement at no additional charge to Metsera, irrespective of whether it has been finally settled that the Product was Defective; provided that if such Product is later found not to be Defective pursuant to Section 12.2, Metsera shall pay Amneal an additional amount equal to [***] of the then-current (as of the time of replacement) Supply Price of the replacement Product delivered to Metsera in accordance with this Section 12.3. Without prejudice to the right of Metsera to require replacement of Defective Product in the immediately preceding sentence, if Product is found to be Defective pursuant to Section 12.2, Amneal or its Permitted Subcontractor shall promptly (a) unless the Defective Products have previously been replaced pursuant to the immediately preceding sentence, supply Metsera with the applicable quantity of Product free of Defects, at Amneal’s or its Permitted Subcontractor’s expense, and (b) either collect, at the expense of Amneal, any damaged or Defective Product from Metsera or its designee or reimburse Metsera for any direct costs reasonably and actually incurred in its disposal of such Product following invoice from Metsera; provided, however, that in the event the Defect was, or was determined by the Independent Expert to have been, caused by Metsera, Metsera or its designee shall be responsible for all expenses and direct costs reasonably and actually incurred pursuant to subclause (a) or (b). WITHOUT LIMITING THE PARTIES’ RIGHTS AND OBLIGATIONS UNDER SECTIONS 3.3, 6.2, 13, 17, 24 OR 27 (solely with resect to Metsera’s right to terminate), THIS SECTION 12.3 STATES METSERA’S AND ITS AFFILIATE’S SOLE AND EXCLUSIVE RIGHT AND REMEDY FOR REPLACEMENT OF DEFECTIVE PRODUCT. Notwithstanding the foregoing, nothing in this 12.3 is intended to or shall limit or restrict any rights or remedies of Metsera or its Affiliates resulting from Amneal’s or its Affiliate’s gross negligence, willful misconduct or fraud. The limitations of liability in Section 24.4(B) shall not apply to this Section 13.

13.	SUPPLY FAILURES

13.1 Notice of Delay. If at any time during the Term of the Agreement, Amneal is or expects that it may be unable, in full or in part, to materially satisfy Metsera’s Forecast Schedule or Firm Orders for any reason (including, without limitation, regulatory challenges, rejections, shortages, notifications related to nonconformance with cGMP, or Force Majeure event), Amneal shall immediately notify Metsera, detailing the extent to which it expects it will not meet such requirements and provide Metsera with the expected date of shipment for the affected Product. The Parties shall work together in good faith to agree on a reasonable plan consistent with Amneal’s obligations in Section 13.3 that ensures the delivery takes place as close as possible to the requested delivery date, and Amneal shall implement such plan.

13.2 Supply Failure. If for any reason, including for an Event of Loss, Amneal fails to supply [***] (each [***], a “Supply Failure”), Metsera may meet the shortfall from any alternate source(s) and shall, to the extent that the amount of the actual supply price paid by Metsera in meeting such shortfall by procuring from alternate source(s) is greater than the Supply Price for the equivalent amount and type of Product, be entitled to credit such greater amount against future orders for Product from Amneal up to an amount equal to [***]. In addition, Metsera shall receive the Construction Rebate against the Supply Price for the amount of such shortfall purchased by Metsera from the alternate source(s) in accordance with Section 7.5, even if Metsera purchases the shortfall from alternate sources for longer than [***]. Moreover, in Metsera’s sole discretion, Metsera may elect to reduce Metsera’s annual Minimum Order Quantity purchase obligation and/or the Supply Threshold by the total shortfall amounts of any Product that is the subject of a Supply Failure. Notwithstanding the foregoing, in the event that any shortfall or failure to supply as described in subclauses (a) or (b) above was attributable to [***], such shortfall or failure to supply shall not be deemed a Supply Failure, provided that with respect to subclause (ii), Amneal is in compliance with its obligations to maintain safety stock in accordance with Section 18. WITHOUT LIMITING THE PARTIES’ RIGHTS AND OBLIGATIONS UNDER SECTIONS 3.3, 6.2, 12.3, 24 OR 27 (solely with resect to Metsera’s right to terminate), THIS SECTION 13.2 STATES METSERA’S AND ITS AFFILIATE’S SOLE AND EXCLUSIVE RIGHT AND REMEDY FOR ANY SUPPLY FAILURE. Notwithstanding the foregoing, nothing in this 12.3 is intended to or shall limit or restrict any rights or remedies of Metsera or its Affiliates resulting from Amneal’s or its Affiliate’s gross negligence, willful misconduct or fraud. The limitations of liability in Section 24.4(B) shall not apply to this Section 13.2.

13.3 Prevention and Mitigation of Supply Failure; Priority. If and to the extent a Supply Failure under this Agreement can be prevented or mitigated by Amneal, by waiving, delaying, or modifying manufacturing, supply or delivery of any product, including Product, to itself or any product to any Third Party, to the extent permissible under any contract with a Third Party; provided, for clarity, Amneal is under no obligation to amend any agreement with a Third Party, or include in any future agreement with a Third Party, any right or obligation to deprioritize or otherwise alter Amneal’s supply obligations to such Third Parties, either at the New Facility, any other Facility or at any CMO facility, Amneal shall so waive, delay or otherwise modify such manufacturing, supply or delivery of such product and use [***] to Manufacture and deliver the Product(s) that are the subject of the potential Supply Failure in accordance with the Firm Order.

13.4 No Restriction on Rights. In no event shall any Amneal obligation or Metsera right in this Section 13 restrict any of Amneal’s obligations or Metsera’s rights in Section 4.3, and in no event shall any Amneal obligation or Metsera rights in Section 4.3 restrict any of Amneal’s obligations or Metsera’s rights in this Section 13.

14.	REGULATORY MATTERS

14.1 Permits. Each Party shall ensure that it, at its own cost, obtains and maintains throughout the Term all Regulatory Authority certificates, permits, licenses or approvals that it (or the relevant Affiliate) respectively requires for the purposes of this Agreement, or with, respect to Metsera, with respect to the Products, and for the performance of its obligations (or the obligations of its Affiliates) under this Agreement. Amneal covenants that it will use [***] to ensure that its Affiliates’, Permitted Subcontractors’ and suppliers’ comply with the requirements set forth in the immediately preceding sentence.

14.2 Manufacturing Licenses. Without prejudice to Section 14.1, Amneal shall, or shall procure that its Affiliate or Permitted Subcontractor shall, at its or their own cost, obtain and maintain throughout the Term, and until the expiry of the last Batch delivered, any Manufacturing Licenses required in connection with the Manufacture and supply of the Products.

14.3 Governmental Authority Inspections. Amneal shall notify Metsera of any Governmental Authority visit or inspection of Facilities in respect of a matter relating to the Manufacture of the Products in accordance with the Quality Agreement. Amneal will (i) respond to all inquiries directed to it by any Governmental Authority that may impact the quality or timely delivery of Product and shall promptly notify Metsera of same, (ii) reasonably assist Metsera in responding to inquiries related to Product Manufactured and supplied by Amneal directed to Metsera by any Governmental Authority, and (iii) provide any Governmental Authority with such information and data in Amneal’s possession and control as is reasonably requested by such Governmental Authority with respect to the Manufacture, use, route of synthesis and testing of the Product. Amneal shall make its and its Affiliates’ Facilities reasonably available for inspection by representatives of any Governmental Authority in compliance with Applicable Law. Amneal shall notify and, if applicable, provide copies of any material notices or communications to, Metsera of any Governmental Authority inspection, investigation or other inquiry or material communication relating to the Manufacture of the Product by Amneal or to any Facility at which the Product is Manufactured that may impact the quality of Product, including any form, warning letter or observation required by Applicable Law, promptly and not more than [***] after Amneal becomes aware of such inspection, investigation or other inquiry or communication. Amneal shall also discuss with Metsera any response to observations and notifications received in connection with any inspection, investigation, communication or other inquiry concerning Product.

15.	DOCUMENTATION AND REPORTS

15.1 Recordkeeping. Amneal shall, or shall procure that any Affiliate or Permitted Subcontractor (as applicable) shall:

(A)

accurately complete and maintain the documentation relating to the Manufacture and supply of Products in accordance with Data Integrity and cGMP, as applicable (including Batch Records, analysis and data supporting each Certificate of Analysis), this Agreement, the Quality Agreement, Applicable Law or the terms of any Marketing Authorization and shall retain such documentation for the periods set out in the Quality Agreement or Applicable Law or the terms of any Marketing Authorization, whichever is longest;

(B)

make available to Metsera, through a joint secured electronic portal mutually agreed upon by the Parties, copies of the documentation referred to in Section 15.1(A) above and upon reasonable request provide Metsera and its designees the records in order to assess Amneal’s performance under this Agreement or in respect of the Product. Amneal shall, where relevant, prepare and provide such records in accordance with the Quality Agreement;

(C)

keep complete and systematic records of any other documentation generated pursuant to this Agreement; such records to include any R&D Support documentation, operational documentation relating to Manufacture and supply of the Product, any financial records and procedures (including records for compliance with Applicable Law), distribution and disposition records and all such other documentation relating to the Products and Manufacturing and supply activities under this Agreement and in accordance with the Quality Agreement or the terms of any Marketing Authorization (where applicable), including all manufacturing records, standard operating procedures, equipment log books, batch records, laboratory notebooks, and all raw data relating to the Manufacturing and supply of Product. For clarity, all Product-related information other than Amneal Manufacturing Improvements contained within the records referred to in this Section 15.1(C) shall be Metsera’s Confidential Information;

(D)

keep complete and systematic records of any other documentation generated pursuant to the Construction Addendum; such records to include the amount of Construction Costs (as defined in the Construction Addendum), the amount of Metsera Construction Costs (as defined in the Construction Addendum), the amount of Additional Metsera Costs (as defined in the Construction Addendum), and any other amount that Metsera is required to pay under the Construction Addendum, and

(E)

preserve all records referred to in Section 15.1(C) for at least [***] following the Calendar Year to which they pertain or for such longer period of time as required under the Quality Agreement, any Applicable Law, or by the terms of any Marketing Authorization.

16.	PHARMACOVIGILANCE

Amneal and Metsera (or each of their applicable Affiliate(s)) shall discuss and execute a Safety Data Exchange Agreement (the “SDEA”), which will set forth the responsibilities of each Party with respect to clinical safety and pharmacovigilance matters relating to each Drug Product and Licensed Product (as defined in the License Agreement), as applicable, in connection with this Agreement and the License Agreement. The Parties shall update the SDEA from time to time as needed to properly reflect the status of the marketing and sale of each Drug Product and the relevant regulations in each country. In the SDEA, the Parties shall define how clinical safety and pharmacovigilance will be managed by both Parties, how the safety database for the Drug Products will be set up and how safety information will be exchanged, and in particular shall: (a) set forth how cases will be processed in the global safety database; (b) provide for submitting expedited reports in an agreed format to health authorities, in accordance with the requirements of Regulatory Authorities; (c) include provisions regarding producing outputs (tables, line listings) for aggregate reports such as periodic safety update reports and development safety update reports; (d) include provisions regarding evaluation of safety and benefit-risk; (e) include provisions regarding performing ongoing safety signal detection and assessment; and (f) include provisions governing safety statements in aggregate reports, in each case ((a)-(f)) in a manner consistent across countries to the extent reasonably practicable. Additionally, any other safety-relevant information (beyond adverse events) shall be exchanged as outlined in the SDEA.

17.	PRODUCT ACTION

17.1 Handling of Product Actions. Product Actions shall be handled in accordance with the Quality Agreement, and the provisions of this Article 17. In compliance with the Quality Agreement, each Party shall provide prompt notice to the other Party upon receipt or discovery of any information which indicates a Product Action may be necessary.

17.2 Assistance. If a Governmental Authority requires a Product Action, or Metsera deems it necessary under Applicable Law or customary industry practice to initiate a Product Action, Amneal shall provide such reasonable assistance as Metsera reasonably requests to facilitate such Product Action. Metsera shall have final decision-making authority with respect to Product Actions and related matters, including communications with Governmental Authorities and the public.

17.3 Amneal Responsibility. Where a Product Action is necessitated by a failure by Amneal or its Affiliate or Permitted Subcontractor to comply with its responsibilities or obligations under this Agreement or the Quality Agreement, or Amneal’s or its Affiliate’s or Permitted Subcontractor’s negligence or willful misconduct, Amneal shall, at the sole discretion of Metsera, either:

(A)	replace the Product recalled as soon as reasonably practical; or

(B)	refund Metsera for the recalled Product; and

within [***] of receipt of an invoice for the same, reimburse Metsera for all documented and reasonable costs incurred by Metsera and its designees in carrying out the Product Action.

17.4 Exchange of Information. Each Party shall promptly provide to the other Party any information obtained by it suggesting that a Product Action is or may be necessary. Further, the Parties shall cooperate in obtaining any additional information that may bear upon whether to initiate a Product Action and in carrying out the Product Action, including by providing or procuring the provision of any information reasonably requested by the other Party.

17.5 Product Complaints. Metsera will be fully responsible for handling complaints in connection with the Product subject to and in accordance with the Quality Agreement.

18.	SUPPLIERS OF COMPONENTS AND SAFETY STOCK

18.1 Components. Subject to Section 11.5(L), Amneal shall be responsible for obtaining and maintaining (or shall procure that its Affiliates and Permitted Subcontractors obtain and maintain) all Components necessary for the Manufacture of Products in accordance with the Forecast Schedules, this Agreement, the Quality Agreement and Applicable Law, and shall be responsible for ensuring that the quality of Components provided by its suppliers, in each case, comply with cGMP, as applicable and the Quality Standards and the terms of any Marketing Authorization. Without limitation to the foregoing, any contract with a Third Party for the supply of any container, pen, vial, injector or other device that is incorporated into a Product shall require the prior written approval of Metsera.

18.2 Safety Stock. Amneal shall secure and maintain or cause the procurement and maintenance of, an adequate Safety Stock of Drug Product and key Components to avoid any shortfalls of Product supply for the Territory. The Parties will agree in good faith on reasonable levels of Safety Stock consistent with Metsera’s then-current forecast and taking into consideration [***]. Amneal shall notify Metsera in writing of any anticipated shortage in Drug Product that reasonably may be expected to occur notwithstanding Amneal’s maintenance of Safety Stock in accordance with this Section 18, as soon as practicable, including the reported reasons for such anticipated shortage, proposed remedial measures and the date such shortage is expected to end. All Safety Stock inventory shall be maintained on a first-product-in, first-product-out basis. Amneal shall be responsible for the cost of establishing and maintaining the Safety Stock.

19.	CONFIDENTIALITY

19.1 Duty of Confidentiality and Nonuse. Subject to the other provisions of this Article 19:

(A)

during the Term and for [***] thereafter, all Confidential Information of a Party or any of its Affiliates (the “Disclosing Party”) shall be maintained in confidence, not disclose or otherwise share with Third Parties, and otherwise safeguarded by the other Party and its Affiliates (the “Receiving Party”), in the same manner and with the same protections as the Receiving Party maintains its own confidential information, but in no event with less than a reasonable standard of care;

(B)	the Receiving Party may only use Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement; and

(C)

the Receiving Party may only disclose Confidential Information of the Disclosing Party to: (i) its Affiliates, licensees and sublicensees; and (ii) employees, agents, contractors, consultants, or advisers of the Receiving Party and its Affiliates, licensees and sublicensees, in each case ((i) and (ii)), to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided, that (y) such Persons are bound by legally enforceable obligations to maintain the confidentiality and limit the use of the Confidential Information in a manner consistent with the confidentiality and non-use provisions of this Agreement; and (z) the actions and inactions of any such Person shall, with respect to such Confidential Information, be deemed to be the actions and inactions of such Receiving Party for all purposes of this Agreement.

19.2 Exceptions. The foregoing obligations with respect to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(A)

is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(B)	is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(C)	is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(D)

is discovered or developed by the Receiving Party independently and without use of or reference to or reliance on any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

19.3 Authorized Disclosures. Notwithstanding the obligations set forth in Section 19.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(A)

such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; provided, that in each such case (a) such recipients are bound by confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement and (b) the term of confidentiality for such recipients may be shorter than the period set forth in this Agreement as long as it is no less than [***]; or (ii) to actual or potential financing sources, lenders, investors, acquirors, collaborators or partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided, that in each such case (w) such recipients are bound by confidentiality and non-use obligations at least as restrictive as those contained in the Agreement, (x) disclosures to such recipients by Amneal do not include any Confidential Information of the Products or any Manufacturing processes specific to the Products, (y) disclosures to actual or potential collaborators shall not include any financial information and, with respect to disclosures made by one Party, shall not be made to any competitors or potential customers of the other Party, without the prior written consent of the first Party, such consent not to be unreasonably withheld, conditioned or delayed, and (z) the term of confidentiality for recipients may be shorter than the period set forth in this Agreement as long as it is no less than [***];

(B)

such disclosure is to a Governmental Authority and necessary or desirable (i) to obtain or maintain Regulatory Approvals for any Product within the Territory, (ii) in order to respond to inquiries, requests or investigations by such Governmental Authority relating to Products or this Agreement, or (iii) in connection with the filing, prosecution and maintenance of intellectual property rights;

(C)

such disclosure is required by Applicable Laws or judicial or administrative process; provided, that (i) except for disclosure governed by the last two sentences of Section 19.4, in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations, (ii) Confidential Information that is disclosed pursuant to Section 19.3(B) or this Section 19.3(C) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 19 (provided, that such disclosure is not a public disclosure), and (iii) the Party disclosing Confidential Information shall cooperate with and reasonably assist the other Party (at the other Party’s cost) if the other Party seeks a protective order or other remedy in respect of any such disclosure and furnish only that portion of the Confidential Information which, in the opinion of Party’s legal counsel, is responsive to such requirement or request;

(D)

such disclosure is (i) with respect to any pharmacovigilance information relating to Products and (ii) to Regulatory Authorities, clinical trial investigators, ethical committees, internal review boards and any other Third Parties that need to know such information as determined by such Party’s risk management and adverse event reporting requirements, provided that such disclosure is made in compliance with all Applicable Laws; or

(E)	such disclosure is necessary in order to enforce its rights under the Agreement.

19.4 SEC Filings and Other Disclosures. Subject to the terms of this Section 19.4, either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s internal department responsible for such disclosures, to comply with: (a) Applicable Laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission; or (b) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Prior to disclosing this Agreement or any of the terms hereof pursuant to this Section 19.4, to the extent practicable in light of filing and disclosure deadlines, the Parties shall consult with one another with respect to the timing, form, and content of such disclosure and shall reasonably consider in good faith comments received from the other Party relating to such filing. If so requested by the other Party, and to the extent practicable in light of disclosure and filing deadlines, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as reasonably determined by the disclosing Party’s internal department responsible for such disclosures.

19.5 Return of Confidential Information. Upon the expiration or earlier termination of this Agreement for any reason, each Party and its Affiliates shall immediately, at the Receiving Party’s discretion: (a) return to the other Party; or (b) destroy and provide proof of destruction, all tangible items bearing or containing any Confidential Information disclosed by the other Party or any of its Affiliates, except for one (1) copy which may be retained in its confidential files for archive or compliance purposes. Each Party and its Affiliates will also be permitted to retain such additional copies of or any computer records or files containing the other Party’s or any of its Affiliates’ Confidential Information that have been created solely by automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the retaining Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement.

19.6 Use of Names and Trademarks. Subject to Section 19.4, neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or any of its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except for those disclosures for which consent has already been obtained.

20.	FORCE MAJEURE

20.1 Neither Party shall be in breach of this Agreement if there is any failure of performance (except for payment of any amounts due hereunder) occasioned by any act of God, fire, epidemics, pandemics, act of government or state, including DEA restrictions on quota, war, civil commotion, insurrection, embargo, systemic supply chain or transportation failure, prevention from or hindrance in obtaining energy or other utilities or labor disputes of whatever nature or any other reason, in each case, beyond the control of either Party (“Force Majeure”); provided, however, that the Party affected shall: (a) give prompt written notice to the other Party of the date of commencement of the Force Majeure, the nature thereof, and expected duration; (b) use commercially reasonable efforts to avoid or remove the Force Majeure to the extent it is able to do so; and (c) make up, continue on and complete performance when such cause is removed.

21.	AUDIT AND INSPECTION RIGHTS

21.1 Facility Audits. Amneal will permit Metsera to conduct a periodic audit (not more often than once per [***], except in the event of a for-cause audit based on Metsera’s belief that there are quality issues with respect to the applicable Facility(ies) for the Manufacturing of Product) of Amneal’s and its Affiliates’ records and the Facility(ies) at which the Product is Manufactured, in accordance with the Quality Agreement. Amneal shall use reasonable efforts to include in its agreements with its Permitted Subcontractors that are entered into following the Effective Date, that the Permitted Subcontractors shall permit audits at least annually and permit one representative of Metsera to be present as an observer at any such audits that are scheduled and conducted by Amneal with respect to Products.

21.2 Financial Audits.

(A)

Subject to Section 21.2(B), each Party shall be entitled, not more than once in each [***] during the Term, to conduct an audit of records required (1) with respect to an audit conducted by Metsera, to determine the correct calculation of Supply Prices, the amount of Construction Costs (as defined in the Construction Addendum), the amount of Metsera Construction Costs (as defined in the Construction Addendum), the amount of Additional Metsera Costs (as defined in the Construction Addendum), any other amount that Metsera is required to pay under the Construction Addendum, the Construction Rebate, or the Non-Metsera Product Offset Amount and the calculation upon which any other payment due under this Agreement is based and (2) with respect to an audit conducted by Amneal, to confirm the earn-out payments payable under this Agreement (“Audit Records”). Any such audit shall be performed by an independent certified public accounting firm of international standing reasonably acceptable to audited Party, which accounting firm shall have access to and to the right to audit the Audit Records.

(B)	Any audit undertaken pursuant to this Section 21.2 shall be subject to the following conditions:

(a)	The audited Party shall be given not less than [***] notice of any proposed audit under this Section 21.2 and each such audit shall be conducted during Working Hours;

(b)

The independent auditor shall be permitted to report to the auditing Party solely (1) whether the Supply Price, Construction Costs, the Construction Rebate, the Non-Metsera Product Offset Amount, or any other costs charged by Amneal hereunder are correct and the amount of any over- or under- payment or credit, with respect to any audits conducted by Metsera and (2) whether the earn-outs payments paid by Metsera hereunder are correct and the amount of any discrepancy, with respect to any audits conducted by Amneal. For clarity, the results of any audit conducted pursuant to this Section 21.2 shall be deemed Confidential Information of the audited Party and shall be subject to Article 19;

(c)	Each audited Party shall make available appropriate persons to answer relevant questions of the independent auditor; and

(d)

The cost of any audit shall be borne by the auditing Party, unless the audit reveals (i) an overpayment by Metsera or under credit by Amneal with respect to either [***], or (ii) a discrepancy, in each case of (i) and (ii) of more than [***] of the audited amounts, in which case the audited Party shall bear the cost of the audit.

(e)

If such audit concludes that additional payments were owed or that excess payments were made with respect to such period, the applicable payments or reimbursements shall be made within [***] after the date on which such audit is completed and the conclusions thereof are notified to the Parties.

(C)	For clarity, this Section 21.2 does not apply to or include any Manufacturing audit or inspection, which shall be governed by Section 21.1 and the Quality Agreement.

22.	SAFETY HAZARDS

22.1 Notice of Safety Hazards. Each Party shall (or shall procure that its Affiliate or, with respect to Amneal, its Permitted Subcontractor) inform(s) and keep(s) the other Party informed of all safety hazards and changes in regulations and guidance (statutory or otherwise) which such Party, its Affiliate, or, with respect to Amneal, such Permitted Subcontractor (as applicable) knows or believes affect or may affect the use, handling, storage, labelling, transport, treatment and disposal of Product or any Components.

22.2 Storage of Product. Amneal shall ensure that all consignments of Product are safe, packaged and labelled in accordance with the applicable Specifications and terms of the applicable Marketing Authorization and to prevent any health risk to persons, property or the environment and properly marked with the appropriate internationally recognized danger symbols and that prominent hazard warnings appear in English (or any other language specified by Metsera) on all packages and documents.

23.	REPRESENTATIONS, WARRANTIES AND COVENANTS

23.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(A)

such Party is duly organized, validly existing, and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(B)	such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(C)

this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity;

(D)

the execution, delivery, and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);

(E)

no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or shall be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement; and

(F)

it has obtained all necessary authorizations, consents, and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement.

23.2 Covenants.

(A)

Amneal hereby covenants that: (a) all employees of Amneal or its Affiliates or Permitted Subcontractors working under this Agreement will be obligated by appropriate confidentiality and nonuse provisions at least as protective as those contained in this Agreement; and (b) to its knowledge, Amneal does not and will not knowingly (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States).

(B)

Both Parties hereby covenant that it shall, and shall procure its Affiliates and, with respect to Amneal, its Permitted Subcontractors to, perform its activities pursuant to this Agreement in material compliance (and shall ensure material compliance by any of its Affiliates and, with respect to Amneal, its Permitted Subcontractors) with all Applicable Law, including cGMP.

23.3 Product Warranties. Amneal hereby represents and warrants that:

(A)	the Products supplied under this Agreement shall at the time of shipment comply with the applicable Specifications;

(B)

the Products supplied under this Agreement shall have been Manufactured, stored, delivered, released and shipped in accordance with the Specifications, the Quality Agreement, all Applicable Laws, including cGMP, and the applicable Marketing Authorizations;

(C)	the Products supplied under this Agreement at the time of shipment, shall meet the Minimum Remaining Shelf Life requirements;

(D)	the Products supplied under this Agreement will comply with all relevant Manufacturing Licenses;

(E)

the Products supplied under this Agreement at the time of shipment will be free from (i) any security interest, claims, demands, liens and other material encumbrances of any kind or character and (ii) any Defects;

(F)

all necessary licenses, permits or approvals required by Applicable Laws, including Manufacturing Licenses, in connection with the Manufacture, storage, and shipment of Product by Amneal or its Affiliates, including permits related to the Facilities owned by Amneal or its Affiliates, shall be obtained and maintained during the Term; and

(G)

Amneal shall ensure that its and its Affiliates’ Facilities are, and at all times during the term of this Agreement its Facilities shall be, to the extent applicable, in material compliance with GMP and GDP of the applicable Regulatory Authority.

23.4 Anti-Bribery and Anti-Corruption. Each Party represents, warrants and covenants that it shall neither take nor refrain from taking any action that could result in liability for the other Party under any anti-corruption or anti-bribery laws including, without limitation, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, plus any other anti-bribery or anti-corruption law or treaty applicable to either Party or its Affiliates. Each Party has and shall maintain in place and enforce throughout the Term policies and procedures to confirm compliance with Applicable Laws relating to anti-bribery and anti-corruption. Each Party shall promptly report to the other Party any request received by such Party for any undue financial or other advantage of any kind in connection with the performance of this Agreement, including the Construction Addendum. Neither Party shall accept, offer or make any payment or provide anything else of value, or take or fail to take any other action which is either prohibited or required by Applicable Laws in connection with this Agreement, including the Construction Addendum.

23.5 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. ANY FURTHER OR ADDITIONAL WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED AND ANY WARRANTIES, REPRESENTATIONS, CONDITIONS OR OTHER TERMS THAT MAY BE IMPLIED BY STATUTE OR GENERAL LAW ARE, TO THE FULLEST EXTENT PERMITTED BY LAW, EXCLUDED FROM THIS AGREEMENT.

24.	INDEMNITY; INSURANCE AND LIABILITY

24.1 Metsera Indemnification. Metsera shall indemnify, defend, and hold harmless Amneal, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Amneal Indemnitees”) from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

(A)

Metsera, its Affiliates, or its and their (sub)licensee’s, or other (sub)contractor’s use, sale or other exploitation of Product, including, without limitation, development activities, regulatory activities, branding, labeling, advertising and marketing, promoting, pricing, distribution, importation and exportation;

(B)

death, illness or injury to any Third Party caused by the use, consumption or administration of Product delivered to Metsera hereunder, except to the extent the responsibility of Amneal pursuant to Section 24.2(A);

(C)

the acts, errors, omissions or willful misconduct of Metsera’s or its Affiliates or its or their respective directors, officers, employees, or agents, or (subcontractors) in connection with the performance of Metsera’s obligations under this Agreement, including the Construction Addendum; or

(D)	any breach by Metsera of any of the representations, warranties, covenants, agreements, or obligations under this Agreement, including the Construction Addendum, or the Quality Agreement;

except, in each case ((A) - (D)), to the extent that Amneal has an obligation to indemnify a Metsera Indemnitee pursuant to Section 24.2 (A) - (D).

24.2 Amneal Indemnification. Amneal shall indemnify and hold harmless Metsera, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Metsera Indemnitees”), from and against any and all Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim based upon:

(A)

death, illness or injury to any Person caused by Amneal or any of its Affiliate, or that of its or their respective officers, employees, agents or (sub)contractors (as applicable) in connection with the performance of Amneal’s obligations under this Agreement, including the Construction Addendum;

(B)

the acts, errors, omissions or willful misconduct of Amneal or its Affiliates or its or their respective directors, officers, employees, agents, or (sub)contractors (as applicable) in connection with the performance of Amneal’s obligations under this Agreement, including the Construction Addendum;

(C)	any breach by Amneal of any of the representations, warranties, covenants, agreements, or obligations of Amneal under this Agreement, including the Construction Addendum, or the Quality Agreement; or

(D)	the construction, development or operations of the Facility, solely to the extent the right to such Third Party Claim arose prior to the expiration of the Construction Addendum;

except, in each case ((A) - (D)), to the extent that Metsera has an obligation to indemnify an Amneal Indemnitee pursuant to Section 24.1 (A) - (D).

24.3 Indemnification Procedure. If a party is seeking indemnification under Section 24.1 or Section 24.2, as applicable (the “Indemnitee”), it shall inform the indemnifying Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 24.1 or Section 24.2, as applicable, as soon as reasonably practicable after receiving notice of the claim (an “Indemnification Claim Notice”); provided, that, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 24.1 or Section 24.2, as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims.

(A)

The Indemnitor shall have the right, upon written notice given to the Indemnitee within [***] after receipt of the Indemnification Claim Notice, to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 24.1 or Section 24.2, as applicable. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.

(B)

The Indemnitor shall not settle any claim without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned, or delayed; provided, that, the Indemnitor shall not be required to obtain such consent if the settlement: (i) involves only the payment of money and shall not result in the Indemnitee (or other Amneal Indemnitees or Metsera Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief; (ii) does not require an admission by the Indemnitee (or other Amneal Indemnitees or Metsera Indemnitees, as applicable); and (iii) does not adversely affect the rights or licenses granted to the Indemnitee (or its Affiliates) under this Agreement. The Indemnitee shall not settle or compromise any such claim without first obtaining the prior written consent of the Indemnitor.

(C)

If the Parties cannot agree as to the application of Section 24.1 or Section 24.2, as applicable, to any claim, pending the resolution of the dispute pursuant to Article 29.9, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 24.1 or Section 24.2, as applicable, upon resolution of the underlying claim. In each case, the Indemnitee shall reasonably cooperate with the Indemnitor and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 19.

24.4 LIMITATION OF LIABILITY.

(A)

SUBJECT TO SECTION 24.4(C), NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, LOST ANTICIPATED SAVINGS, LOST BUSINESS, LOST GOODWILL OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

(B)

Subject to Section 24.4(C), each Party’s liability to the other Party under this Agreement in any Calendar Year shall be limited to [***], provided that the foregoing limitation shall not apply to Section 12.3 or Section 13.2.

(C)

Nothing in this Agreement is intended to or shall limit or restrict: (i) the indemnification rights or obligations of any Party under Section 24.1 or Section 24.2 (as applicable), in connection with any Third Party Claim; (ii) the liability of either Party for death or personal injury resulting from that Party’s or its Affiliate’s negligence or that of their respective officers, employees, agents or subcontractors (as applicable); (iii) damages available for a Party’s gross negligence, willful misconduct, fraud, or for a Party’s breach of its confidentiality obligations under Article 19 or of its obligations with respect to intellectual property under Article 25; or (iv) any other liability to the extent the same may not be excluded or limited as a matter of Applicable Law.

24.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which the Products are being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement, and the insurance coverage shall in no event be less than (a) [***] It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 24. Each Party shall provide the other Party with written evidence of such insurance upon request.

24.6 CMO Insurance. Each Party shall use reasonable efforts to ensure that its respective Affiliates and CMOs (including Permitted Subcontractors) shall, hold and maintain such types and amounts of insurance related to its activities under this Agreement as are normal and customary in the pharmaceutical industry generally for Persons similarly situated. Subject to any confidentiality obligations and the CMO’s agreement to obtain such insurance, each Party shall provide the other Party with written evidence of such insurance upon request. Such insurance coverage shall, if and to the extent obtained, remain in effect throughout the term of the applicable agreement with the CMO.

24.7 New Facility Insurance. Amneal shall procure and maintain insurance in amounts sufficient to cover casualties, including the cost of replacement of the New Facility. In furtherance of this Section 24.7, Amneal shall purchase from and maintain (or shall cause its subcontractors and sub-subcontractors to purchase from and maintain) with insurance companies satisfactory to Metsera, such insurance as will protect Amneal, subcontractors, and Metsera, and all of their respective officers, directors, agents, servants, and employees, from claims which may arise out of or result from operations under this Agreement, including the Construction Addendum, by Amneal, a subcontractor, or by anyone directly or indirectly employed by Amneal or Amneal’s subcontractors, or by anyone for whose acts any of Amneal or its subcontractors may be liable.

25.	INTELLECTUAL PROPERTY

25.1 Background Technology. As between the Parties, each of Amneal and Metsera solely owns all right, title and interest in and to its Background Technology.

25.2 License Grants.

(A)

Metsera hereby grants to Amneal and its Affiliates a non-exclusive, worldwide, royalty-free, limited license, with the right to grant sublicenses to Permitted Subcontractors, under Metsera Technology and Metsera Improvements to the extent necessary for Amneal and its Affiliates to perform its obligations under this Agreement.

(B)

Amneal hereby grants to Metsera a perpetual, non-exclusive, worldwide, royalty-free, sublicensable (through multiple tiers) license to use the Amneal Technology and Amneal Manufacturing Improvements solely to the extent necessary for the research, development, manufacture, import, export, commercialization, sale, use, or other exploitation of Drug Substance and Drug Product.

25.3 Improvements.

(A)

Except as set forth in this Section 25.3, ownership of all Improvements shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws and as if such activities were performed in the United States.

(B)

All Improvements that relate specifically to Drug Substance or Drug Product, or arise from, uses or incorporates or otherwise covers Metsera Technology or Metsera’s Confidential Information shall be solely owned by Metsera (“Metsera Improvements”).

(C)

All Improvements that relate to general manufacturing processes and that are not specific to or otherwise cover Drug Substance or Drug Product and that do not arise from, use or incorporate or otherwise cover Metsera Technology or Metsera Confidential Information shall be solely owned by Amneal (“Amneal Manufacturing Improvements”).

25.4 Assignment. Amneal agrees to assign and hereby does assign all its right, title and interest in and to all Metsera Improvements to Metsera. Metsera agrees to assign and hereby does assign all its right, title and interest in and to all Amneal Manufacturing Improvements to Amneal. Each Party will execute and record assignments and other necessary documents consistent with the ownership set forth in this Article 25 and shall cause all Persons who perform any activity under this Agreement to assign its right in any Improvements as set forth in this Section 25.4.

25.5 Disclosure. Each Party shall promptly disclose to the other Party all Improvements, including all invention disclosures or other similar documents submitted to such Party or its Affiliates, or its or their licensees, or sublicensees, together with employees, agents, or contractors of such Party or its Affiliates, or its or their licensees, or sublicensees relating to such Improvements, and shall also respond promptly to reasonable requests from the other Party for additional information relating to such Improvements.

26.	MANUFACTURING TECHNOLOGY TRANSFER

Metsera may at any time during the Term request a technology transfer of the process(es) for Manufacturing of the Drug Substance(s) and Drug Product(s) as conducted by or on behalf of Amneal at the time of such request to Metsera or its Affiliates or its or their designees (the “Manufacturing TT”). Upon Metsera’s request, such request to be made not less than [***] prior to the date on which Metsera wishes to commence the Manufacturing TT, Amneal and Metsera shall meet to discuss and cooperate in good faith to agree as soon as reasonably practicable upon the terms and conditions of a written technology transfer plan pursuant to which Amneal and Metsera shall use commercially reasonable efforts to carry out the Manufacturing TT. Metsera shall pay Amneal for Amneal’s reasonable costs and expenses incurred in the performance of its Manufacturing TT activities under this Article 26.

27.	DURATION AND TERMINATION

27.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Article 27, continue in full force and effect until the seventh (7th) anniversary of First Commercial Sale of the first Product (the “Initial Term”). Metsera shall have the right, in its sole discretion, to extend the Agreement for an additional five (5)-year period (the “Initial Renewal Term”) upon written notice to Amneal at least twelve (12) months prior to the expiration of the Initial Term. Following the Initial Renewal Term, the Agreement may only be renewed upon mutual written agreement of the Parties, as agreed by the Parties no later than twelve (12) months prior to the expiration of the then-current Term (each, a “Renewal Term”) (any Initial Renewal Term and any Renewal Term(s) together with the Initial Term, the “Term”). Following the Initial Term, the JST shall discuss and determine whether the Supply Thresholds should be amended with respect to Drug Product and/or with respect to Drug Substance.

27.2 Termination.

(A)

If either Party is in material breach of this Agreement, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and, in the event such material breach is not cured within ninety (90) days after the breaching Party’s receipt of such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, that if such breach is capable of being cured but cannot be cured within such ninety (90)-day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach. Notwithstanding the foregoing, in the event that litigation is commenced in accordance with Section 29.9 with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 27.2(A) shall take effect until the resolution of such litigation, and the cure period for such breach shall be tolled until the resolution of such litigation. Any termination by a Party under this Section 27.2(A) and the effects of termination provided herein shall be without prejudice to any other rights or remedies of such Party, including the right to recover losses or other legal or equitable remedies to which it may be entitled.

(B)

To the extent permitted by Applicable Laws, either Party may terminate this Agreement in its entirety, immediately by giving written notice to the other Party to such effect upon: (i) the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, including such proceedings commenced by the other Party seeking to have an order for relief entered with respect to such Party, seeking to adjudicate such Party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such Party or its debts; (ii) the appointment of a receiver, trustee, custodian, conservator or other similar official over all or substantially all property of the other Party; (iii) an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; or (iv) the other Party taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the matters set forth in sub-clauses (i), (ii), or (iii) (each of the events or occurrences described in sub-clauses (i) through (iv), an “Insolvency Event”); provided, that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

28.	CONSEQUENCES OF TERMINATION

28.1 Expiry or Termination for any Reason.

(A)

Expiry or termination of this Agreement shall be without prejudice to the continuation in force of any of its provisions which are intended to continue to have effect after it has come to an end, including Article 1 (Definitions), Article 15 (Documentation and Reports) (solely for the time period set forth therein), Article 19 (Confidentiality) (solely for the time period set forth therein), Article 25 (Intellectual Property), this Article 28 (Consequences of Termination), Article 29, Section 3.7 (Non-Compete) (in the event of termination of this Agreement by Metsera pursuant to Section 27.2, in accordance with Section 28.1(G) and solely for the time period set forth therein), Section 8.4 (Recordkeeping) (solely for the time period set forth therein), Section 17 (Product Action), Section 24.1 (Metsera Indemnification), Section 24.2 (Amneal Indemnification), Section 24.3 (Indemnification Procedure), and Section 24.4 (Limitation of Liability).

(B)

After expiry or termination, the Parties shall provide each other with reasonable support with respect to any investigation carried out by a Regulatory Authority with respect to the Manufacture of any Product under this Agreement, provided that the reasonable costs of the assisting Party in providing such assistance shall be reimbursed by the Party requesting such assistance.

(C)

Expiry or termination of this Agreement pursuant to Article 27 will not affect the accrued rights, remedies (including a remedy in damages) and liabilities of the Parties under this Agreement, or the enforceability of this Article 28 or any other provisions of the Agreement that are intended to remain in force after its termination.

(D)

In the event of expiry or termination of this Agreement, Metsera shall have the option to purchase any Safety Stock held by Amneal at the time of such expiry or termination; provided that, except as otherwise agreed by the Parties, any such purchase of Safety Stock shall be in accordance with the terms and conditions of this Agreement.

(E)	In the event of expiry or termination of this Agreement, unless otherwise specified herein, Metsera shall purchase in accordance with the terms and conditions of this

Agreement any Products that comply with the Specifications and Quality Standards and meet the Minimum Remaining Shelf Life requirements and other requirements of this Agreement, provided, however, that Metsera shall only be obligated under this Section 28.1(E) to purchase any Product that is set forth in the Firm Zone of a Forecast Schedule.

(F)

In the event of expiry or termination of this Agreement, Amneal will promptly complete technology transfer from Amneal, its Affiliates and/or Permitted Subcontractors to Metsera, its Affiliates and/or its or their designees relating to Drug Substance(s) and/or Drug Product(s) designated by Metsera to enable Metsera to Manufacture and have Manufactured such Drug Substance(s) and/or Drug Product(s) itself or through alternative sources, and/or Amneal will facilitate introductions between Metsera and Amneal’s Permitted Subcontractors in order to permit and assist Metsera to enter into separate supply agreements with such Permitted Subcontractors for the supply of Drug Substance and/or Drug Product. For the purposes of such transfer, Amneal shall, upon request of Metsera, prepare a written proposal to implement such technology transfer, including reasonable fees for Amneal’s and its Affiliates’ internal and out-of-pocket costs and expenses incurred in the performance of such technology transfer, and Metsera shall pay the agreed fees for any of such technology transfer provided by Amneal, provided that in the event that this Agreement is terminated by Metsera pursuant to Section 27.2(A) for Amneal’s breach Amneal shall bear the costs and expenses of any such technology transfer.

(G)	In the event of termination of this Agreement by Metsera pursuant to Section 27.2, Section 3.7 shall survive for [***] following the date of such termination.

(H)

The provisions of this Article 28 shall apply to the termination of this Agreement in part in respect of any particular Product mutatis mutandis and such Product shall no longer be a Product for the purposes of this Agreement from the date of such termination.

(I)

The provisions of this Article 28 as to termination shall not limit or restrict the rights of any Party to seek additional remedies or take additional measures that may be otherwise available to it at law or equity or otherwise. in connection with the enforcement and performance of obligations under this Agreement.

29.	GENERAL PROVISIONS

29.1 Performance through Affiliates. Amneal may discharge any obligations and exercise any right under this Agreement, including the right to receive payment for performance rendered, or performance hereunder or thereunder, through any of its Affiliates. Amneal shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance and shall be fully responsible for the acts or omissions of its Affiliates. Notwithstanding the foregoing, no Affiliate of a Party shall have any right of recourse directly against the other Party or any of such other Party’s Affiliates, it being understood and agreed that all rights and remedies under this Agreement shall be exercised, if at all, solely by or through the Parties signatory hereto or thereto, as the case may be.

29.2 Severability. Should one or more of the provisions of this Agreement become invalid, void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use commercially reasonable efforts to substitute for the invalid, void or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

29.3 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered, or certified mail; or (c) delivered by electronic mail followed by delivery via either of the methods set forth in clauses (a) and (b) above, in each case, addressed as set forth below unless changed by notice so given:

If to Amneal:

Amneal Pharmaceuticals LLC

[***]

[***]

Attn: [***]

With a copy to:

[***]

[***]

[***]

Attn: [***]

Email: [***]

If to Metsera:

Metsera, Inc.

[***]

[***]

Attn: [***]

[***]

[***]

[***]

Attn: [***]

Email: [***]

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Article 29.4.

29.4	Assignment.

(A)

Except as expressly permitted herein, this Agreement may not be assigned or transferred by any Party, nor may any Party assign or transfer any rights or obligations created by this Agreement without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(B)

Notwithstanding the limitations in this Section 29.4, Metsera may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part: (i) to one (1) or more of its Affiliates or its direct or indirect parent company; provided, that, Metsera shall remain fully and unconditionally liable and responsible to Amneal for the performance and observance of all such duties and obligations by such Affiliate or direct or indirect parent company; or (ii) in connection with the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of its business or assets to which this Agreement relates.

(C)

Notwithstanding the limitations in this Section 29.4, Amneal may assign or transfer this Agreement, or any rights or obligations hereunder: (i) in whole or in part to one (1) or more of its Affiliates; provided, that, Amneal shall remain fully and unconditionally liable and responsible to Metsera for the performance and observance of all such duties and obligations by such Affiliate; or (ii) in its entirety (or in part subject to the last sentence set forth below) in connection with the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of its and its Affiliates’ business or assets to which this Agreement relates [***] (a “Third Party Assignment”); or (iii) [***]; provided that Amneal shall not assign this Agreement, in each case (i) through (iii), without Metsera’s prior written consent to [***] (such Third Party and its then existing affiliates, a “Competitive Entity”) [***] (a “Competing Compound”). For clarity, Competing Compound shall not include [***]. Furthermore, notwithstanding the foregoing, with respect to any Third Party Assignment, if the sale or transfer to a Third Party includes all or substantially all of Amneal’s business or assets to which this Agreement relates but does not include the sale or transfer of any of Amneal’s Affiliates’ assets to which this Agreement relates (e.g., with respect to the Manufacture of Oral Drug Product), Amneal shall only be permitted to assign this Agreement in part with respect to all or substantially all of its business or assets to which this Agreement relates, and Amneal shall either (x) retain this Agreement in part with respect to its Affiliate’s business or assets to which this Agreement relates or (y) assign this Agreement in part to such Amneal Affiliate that retains control over such retained business or assets and has the ability to satisfy Amneal’s obligations to Manufacture and supply the Products of such retained business under this Agreement. Prior to the closing of such sale or transfer, the Parties shall in good faith make any necessary changes to this Agreement to allow for the assignment in part of this Agreement (e.g., appropriate adjustments to the Minimum Order Quantities), provided that in no event shall Metsera be obligated to agree to any changes more unfavorable to it than those in this Agreement.

(D)

In the event Metsera approves such an assignment as described in Section 29.4(C), Amneal may assign this Agreement to a Competitive Entity if, and only if, such Competitive Entity establishes and enforces internal processes, policies, procedures, and systems to segregate the development, manufacture and commercialization of each Competing Compound from the development and Manufacture of Products under this Agreement, including ensuring that (i) such Competitive Entity does not obtain any rights or access to any Confidential Information related to the Products, (ii) such Competitive Entity does not use or practice, directly or indirectly, any Patents, Know-How, or Confidential Information of Metsera in connection with the development, manufacture or commercialization of such Competing Compound, and (iii) no personnel of Amneal or its pre-existing Affiliates at any time prior to or after the assignment will conduct any activities relating to the development, manufacture or commercialization of such Competing Compound.

(E)

Notwithstanding anything to the contrary herein, during the period beginning on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date, Amneal shall not assign or transfer this Agreement (by operation of law or otherwise) unless such Third Party assignee is assigned all of Amneal’s rights and interest under the License Agreement.

(F)

The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators, and permitted assigns of the applicable Party, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 29.4. Any purported assignment in violation of this Section 29.4 shall be null and void ab initio.

29.5 Change of Control of Metsera. In the event of a Change of Control of Metsera, Metsera shall provide Amneal with written notice thereof within [***] following the consummation of such Change of Control, which notice shall identify the acquirer (the “Change of Control Date”). Within [***] following the Change of Control Date, Metsera (or its acquirer) shall have the right to terminate this agreement upon written notice to Amneal, which termination shall be effective upon the [***]; provided, however, that the following shall apply in the event of such election to terminate:

(A)	[***]:

a.	[***];

b.	[***];

(B)	[***]; and

(C)	[***]:

[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(D)	[***].

29.6 Change of Control of Amneal. Subject to this Section 29.6 and Sections 29.4(D) - 29.4(E), Amneal may assign or transfer this Agreement, or any rights or obligations hereunder, in the event of a Change of Control or to a successor to all of its business or assets to which this Agreement relates[***]. In the event of a Change of Control of [***]:

(A)	[***].

(B)	[***].

(C)	[***]

29.7 Parent Guaranty. Amneal Pharmaceuticals LLC, and a parent company of Amneal, (the “Guarantor”), (a) hereby unconditionally guarantees the performance of all of Amneal’s obligations and commitments under this Agreement, and (b) without limiting the foregoing or being limited thereby, hereby further covenants to procure and cause Amneal and its Affiliates to take such actions that may be necessary or useful to support and duly complete the performance of Amneal’s obligations and commitments under this Agreement (collectively, (a) and (b) the “Parent Guaranty”). This Parent Guaranty is an irrevocable guaranty of performance and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligations by any other party or any other act or event that might otherwise operate as a legal or equitable discharge of Guarantor; provided, the total liability of the Guarantor shall not exceed the liability of Amneal under this Agreement.

29.8 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

29.9 Dispute Resolution. If the Parties are unable to resolve any dispute under this Agreement, including the Construction Addendum, that is not subject of resolution by reference to the Designated Officers and Executive Officers pursuant to Section 11.7 or an Independent Expert pursuant to Article 12, within [***] after such dispute is first identified by either Party in writing to the other, then either Party may refer the dispute first to the Relationship Managers for discussion and resolution. If the Relationship Managers are unable to resolve the dispute within [***] of the dispute being referred to them, either Party may require that the Parties forward the matter to the Executive Officers, who shall attempt in good faith to resolve such dispute. If the Executive Officers cannot resolve such dispute within [***] of the matter being referred to them, then either Party shall be free to commence arbitration proceedings in accordance with Section 29.10.

29.10 Arbitration. Subject to Sections 29.9 and 29.11, any dispute arising out of this Agreement, shall be resolved solely and exclusively by final and binding arbitration conducted as set forth in this Section 29.10. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The arbitration will be conducted by a panel of three (3) arbitrators in accordance with the Rules of Arbitration (“ICC Rules”) of the International Chamber of Commerce (“ICC”). The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within [***] of the receipt of the request for arbitration. The two (2) arbitrators nominated by the Parties shall together, within [***] of the appointment of the later-nominated arbitrator, select a third arbitrator as the chairperson of the arbitration panel. If any of the three (3) arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s) in accordance with the ICC Rules. The Parties will mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [***] after the request for arbitration. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitrators shall have significant experience in the pharmaceutical industry and shall not include any current or former employee, consultant, officer or director of Amneal or Metsera (or their respective Affiliates), or otherwise have any current or previous relationship with Amneal or Metsera or their respective Affiliates. The seat of the arbitration shall be New York City, New York, and the language of the arbitration shall be English. The arbitrators shall be instructed to render their opinion within [***] of the close of the proceedings. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction. Nothing in this Section 29.10 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute, in each case, if necessary to protect the interests of such Party without the necessity of posting bond. The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall not be disclosed to any non-party except the tribunal, the ICC, the Parties, their counsel, experts, witnesses, accountants, auditors, insurers, reinsurers, and any other person necessary to the conduct of the arbitration, except to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings, including as required to comply with Applicable Law or securities exchange disclosure requirements.

29.11 Patent and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patents or Trademark relating to a Product that is the subject of this Agreement will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patents or Trademark rights were granted or arose.

29.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S. without reference to any rules of conflict of laws; provided, that the United Nations Convention on Contracts for International Sale of Goods shall not apply.

29.13 Relationship of the Parties. It is expressly agreed that Metsera and Amneal shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or legal entity of any type. Neither Metsera nor Amneal shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. Neither Party shall report this Agreement or the relationship between the Parties as a partnership for tax purposes.

29.14 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

29.15 No Third Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights), except with respect to certain Amneal Indemnitees and certain Metsera Indemnitees who are Third Parties solely with respect to Article 24; provided, that Amneal and Metsera shall have the sole right to exercise, claim, amend, waive, or modify the terms of Article 24 with respect to such Amneal Indemnitees and such Metsera Indemnitees, respectively.

29.16 Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules (including the Construction Addendum) hereto, contains the entire agreement and understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. In the event of any conflict between a substantive provision of this Agreement and any Exhibit or Schedule hereto, the substantive provisions of this Agreement shall prevail. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that the Prior CDA is hereby terminated as of the Effective Date, but each Party’s information that was the subject of confidentiality obligations under such Prior CDA shall been deemed to be Confidential Information of such Party under this Agreement.

29.17 Counterparties. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

29.18 Equitable Relief. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.

29.19 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

29.20	Interpretation.

(A)

No Drafting Presumption. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

(B)	Interpretation.

a.

The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

b.	Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.

c.	The word “will” shall be construed to have the same meaning and effect as the word “shall.”

d.	The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, shall be deemed to be followed by the words “without limitation.”

e.	The word “or” shall be interpreted to mean “and/or,” unless the context requires otherwise.

f.

The words “hereof,” “herein,” and “herewith,” and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

g.

Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections, Schedules, or Annexes shall be construed to refer to Articles, Sections, Schedules, and Annexes of this Agreement; and (ii) reference in any Section to any subclauses are references to such subclauses of such Section.

(C)

Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (ii) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended; and (iii) subject to Section 29.4, any reference herein to any Person shall be construed to include the Person’s successors and assigns.

(D)	Headings, captions, and the table of contents are for convenience only and shall not be used in the interpretation or construction of this Agreement.

29.21 English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

29.22 Further Actions. Amneal and Metsera hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AMNEAL BIOPHARMA SOLUTIONS PRIVATE LIMITED	METSERA, INC.

By:	By:
Name: [***] Title: [***]	Name: [***] Title: [***]

As a party to this Agreement solely with respect to

the provisions of Section 29.7:

AMNEAL PHARMACEUTICALS LLC

By:
Name: [***]
Title: [***]

[Signature Page to Development and Supply Agreement]

SCHEDULE A

CONSTRUCTION ADDENDUM

The Parties agree that the following terms and conditions contained in this Construction Addendum (this “Addendum”) shall apply with respect to the funding and construction of the New Facility:

1.	THE NEW FACILITY

1.1.

Phases of Construction. The New Facility will be located at [***], India and will be comprised of two (2) manufacturing buildings and related facilities (each, a “Building”), each of which constitutes one (1) of two (2) phases (each, a “Phase”) and are expected to be constructed in parallel.

1.2.

Building 1. One Building (“Building 1”) will be focused on the production of Drug Substance. Amneal shall ensure that Building 1 will be designed, and have requisite capacity, in accordance with the project description that is attached hereto as Exhibit A (the “Project Description”).

1.3.

Building 2. The other Building (“Building 2”) will be focused on the production of Drug Product using Drug Substance that is produced in Building 1 or elsewhere. Amneal shall ensure that Building 2 will be designed to accommodate a production capacity of at least one-hundred million (100,000,000) Units of Drug Product per year (on the basis of two (2) cartridge lines as further described in the Project Description in Exhibit A), and otherwise be designed in accordance with the Project Description.

1.4.

Design Philosophy. The Parties intend that, and will cooperate and work together in good faith so that, the New Facility is designed to produce Product that is consistent with protecting patient safety and Metsera’s commercial needs.

2.	REQUIRED PERMITS

2.1.

Permits; Approvals for Construction. Promptly following the Effective Date, Amneal shall use commercially reasonable efforts to obtain all prerequisite governmental permits, licenses and approvals, internal approvals, third party easements, assignments, agreements and acknowledgements that, in Amneal’s reasonable discretion, are necessary or desirable to obtain prior to commencing construction of the New Facility (the foregoing, collectively, the “Required Permits”). Amneal shall deliver written notice to Metsera (the “Required Permits Notice”) promptly after Amneal determines in its reasonable discretion that the Required Permits have been obtained.

3.	GOVERNANCE

3.1.

Joint Construction Committee. Within [***] following the Effective Date, the Parties shall establish a joint construction committee (the “JCC”). The JCC shall consist of [***] appointed by each Party, each of which shall possess [***]. From time to time, each Party may substitute one (1) or more of its representatives to the JCC on written notice to the other Party.

3.2.

Purview of JCC. The JCC shall be an information-sharing forum and shall review and consult with the Parties with regard to the construction and funding of the New Facility. In furtherance of the foregoing, the JCC shall:

3.2.1.	[***].

3.3.	Discontinuation of the JCC. The JCC shall continue to exist until the first to occur of: [***].

3.4.

Meetings. The JCC shall meet [***], or as otherwise agreed to by the Parties. Meetings shall be by telephone, video conference, or in person, as agreed by the Parties. The quorum for each meeting of the JCC will be at least [***]. The JCC will make decisions [***]. Each Party will use reasonable efforts to ensure that at least [***] representative appointed by such Party attends each meeting of the JCC.

3.5.

Working Groups. From time to time, the JCC may establish and delegate duties to other committees or functional teams (each, a “Working Group”) to oversee particular projects or activities. Each such Working Group shall be constituted and shall operate as the JCC determines; provided, that, each Working Group shall have equal representation from each Party, unless otherwise mutually agreed; provided, further, that each Working Group shall follow governance practices consistent with those applicable to the JCC [***] and the other terms and conditions of this Addendum. Working Groups may be established on an ad hoc basis for purposes of a specific project, for the term of the JCC or on such other basis as the JCC may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JCC. In no event shall the authority of the Working Group exceed that of the JCC.

3.6.	Decision Making. Except with respect to any subject matter that is expressly subject to the approval of the JCC as provided in Section 3.2, [***].

3.7.	Expenses. Each Party shall be responsible for all travel and related costs and expenses for its JCC representatives and other employees to attend meetings of, and otherwise participate in, the JCC.

3.8.

Limitation of JCC. The JCC shall have only the authority and powers expressly assigned to it in Section 3.2 and shall not have the authority to: (a) modify or amend the terms and conditions of this Addendum or the Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of this Addendum or the Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Addendum or the Agreement.

3.9.

Deadlock. In the event of a tied vote of the JCC such that the JCC is unable to approve any matter that requires its approval within a reasonable time after such matter is initially presented to the JCC for approval, then the specified representatives of each of Metsera and Amneal (the “Deadlock Executives”) shall attempt in good faith to resolve such matter in accordance with the Agreement and this Addendum. As of the Effective Date, the Deadlock Executive for Metsera shall be [***], and the Deadlock Executive for Amneal shall be [***], and each Party may change its Deadlock Executive by notice to the other Party. In the event that the Deadlock Executives are unable to resolve such matter, then such matter shall be referred to [***], who shall meet promptly to attempt in good faith to negotiate a resolution of such matter. If such [***] reach an agreement on such matter, then the matter so agreed will be deemed to be approved by the JCC. If such [***] are unable to reach an agreement on such matter, then [***]. Notwithstanding anything in this Addendum to the contrary, the Detailed Description must be approved by both Amneal and Metsera, and this Section 3.9 shall not apply to the approval of the Proposed Detailed Description, as described in Section 4.4.1.

4.	DESIGN, CONSTRUCTION, OPERATION AND MAINTENANCE

4.1.

Design; Construction. Amneal shall design, permit, construct, and complete the New Facility including all related site work (collectively, “Construction Work”) in accordance with the following (the “Construction Standards”):[ ***]. Subject to discussion at and approval of the JCC, Amneal reserves the right to make changes to the Plans and Specifications as Amneal determines in its reasonable discretion are in the best interest of the New Facility.

4.2.	[***].

4.2.1.	[***].

4.2.2.

If Amneal is delayed in the progress of the design, development or construction of a Phase (a) by an event of Force Majeure, then Amneal shall as soon as reasonably practicable notify Metsera of such event of Force Majeure or (b) by a failure or delay in Metsera fulfilling or performing Metsera’s obligations under this Addendum (other than when such failure or delay is caused by an event of Force Majeure), then the [***] shall be extended for such reasonable time as the JCC may determine.

4.3.

General Contractor Warranty. Amneal shall procure that the general contractor warrant the construction of the New Facility will be free of defects for [***] following receipt of the Occupancy Certificate for the New Facility and will correct and repair, at such general contractor’s sole cost and expense, all defects discovered during such period.

4.4.

Design. Amneal shall design and engineer the New Facility. The Parties understand and expect that some portions of the Proposed Basis of Design and the Proposed Plans for a Phase may be prepared and ready for review before others, in which case the Parties shall discuss, review and approve each such portion of the Proposed Basis of Design or Proposed Plans in accordance with the applicable provisions of this Addendum. Metsera shall support Amneal throughout the design process, including by providing Metsera Design Information to Amneal.

4.4.1.

Detailed Description. Within [***] after the Effective Date (or such other period as agreed by the Parties), Amneal shall provide to the JCC a more detailed timeline of the Construction Work and a more detailed description of the New Facility than what is provided in the Project Description (the “Proposed Detailed Description”). The Proposed Detailed Description shall be consistent with the terms and conditions of this Addendum and the Agreement (including the Project Description). Metsera shall fully cooperate with Amneal in providing promptly any information (including Metsera Design Information) to Amneal that Amneal determines is necessary with respect to the Products in order to prepare the Proposed Detailed Description. The JCC has the right to approve the final Proposed Detailed Description. Following the approval by the JCC of the Proposed Detailed Description, the version of the Proposed Detailed Description that is approved by the JCC shall be the “Detailed Description”.

4.4.2.

Basis of Design. Within [***] after the Effective Date (or such other period as agreed by the Parties), Amneal shall provide to the JCC a draft set of plans and specifications for each Phase of the New Facility, which includes, among other things, preliminary estimates of the initial budget, timelines and design overview (with respect to each Phase, the “Proposed Basis of Design”). The Proposed Basis of Design shall be consistent with the following (“Design Standards”): (a) Construction Standards, (b) the Metsera Design Information, (c) the Detailed Description and (d) international engineering standards for similar projects. Metsera shall fully cooperate with Amneal in providing promptly any information (including Metsera Design Information) to Amneal that Amneal determines is necessary with respect to the Products in order to prepare the Proposed Basis of Design. The JCC has the right to approve the final Proposed Basis of Design. Following the approval by the JCC of the Proposed Basis of Design for a Phase, the version of the Proposed Basis of Design that is approved by the JCC shall be the “Basis of Design” for such Phase.

4.4.3.

Proposed Plans; Plans and Specifications. Following delivery of the Required Permits Notice, Amneal shall provide to the JCC a proposed final set of plans and specifications for each Phase of the New Facility (for each Phase, the “Proposed Plans”) that are consistent with the Basis of Design (including the Design Standards). Metsera shall fully cooperate with Amneal in providing promptly any information (including Metsera Design Information) to Amneal that Amneal determines is necessary with respect to the Products in order to prepare the Proposed Plans. The JCC has the right to approve the final Proposed Plans. Following the approval by the JCC of the Proposed Plans for a Phase, the version of the Proposed Plans that is approved by the JCC shall be the “Plans and Specifications” for such Phase.

4.5.

Ownership, Operations and Maintenance. As between Amneal and Metsera, Amneal shall be the sole owner of the Plans and Specifications, and the New Facility, and Metsera shall have no right, title or interest in or to the Plans and Specifications or the New Facility. Amneal shall have the right, in its sole discretion, to grant a lien and/or security interest in and to the New Facility and any personal property located thereon or used in connection therewith in any manner to any of its third party lenders. Except as set forth herein, all costs to maintain, repair and operate the New Facility shall be borne by Amneal.

4.6.

Construction Contracts. To complete the New Facility, Amneal shall have the sole right and authority [***] to enter into such design, funding, loan, construction, supply, consulting and other contracts as Amneal [***] deems necessary or desirable to fund, design, permit, construct and commission the New Facility (“Construction Contracts”). Amneal shall be responsible for making all payments due and owing under the Construction Contracts.

4.7.

Project Schedule. Within [***] after the Effective Date (or such other period as agreed by the Parties), Amneal shall prepare a commercially reasonable draft critical path method Project Schedule that is consistent with the Project Description and deliver such draft Project Schedule to Metsera. The draft Project Schedule will be reviewed and discussed by the JCC and will be subject to approval by the JCC.

5.	PAYMENT FOR CONSTRUCTION WORK

5.1.

Allocation of Costs. Except as set forth in Section 5.2.3 below, Metsera shall be responsible for the Metsera Percentage of Construction Costs; provided, however, subject to Section 5.2.3 below, in no event shall Metsera be obligated to contribute more than One Hundred Million Dollars ($100,000,000) (the “Metsera Construction Costs Cap”) to pay the Construction Costs (Metsera’s capped share of Construction Costs, the “Metsera Construction Costs”); [***]. Amneal shall pay all other costs and expenses of developing, designing, engineering, permitting, bonding, constructing, testing and commissioning the New Facility (no matter when incurred). [***]. Attached hereto as Exhibit B, is an initial, estimated budget (the “Project Budget”) setting forth the estimated Construction Costs as of the Effective Date (such estimate, including construction costs that have been in incurred as of the date of such estimate, the “Anticipated Costs”). Amneal shall reasonably update the Project Budget, Anticipated Costs and Project Schedule on a [***] and shall be solely responsible, in its sole discretion for funding the Construction Costs necessary for the construction, completion and commissioning of the New Facility, other than the Metsera Construction Costs (as adjusted pursuant to Section 5.2.3). “Construction Costs” means all out-of-pocket hard and soft costs incurred in good faith by Amneal in connection with the development, design, engineering, permitting, bonding, construction, testing and commissioning of the New Facility in accordance with this Addendum; provided, however, “Construction Costs” exclude [***]. [***]. In addition, if at any time after the completion of construction there are any third-party construction reimbursement amounts related to Construction Costs or Additional Metsera Costs that Amneal has received before or after the completion of construction, and which have not been credited against future Construction Costs (“Uncredited Refund Amounts”), then the amount that Metsera owes to Amneal with respect to Construction Costs will be recalculated by [***]. For clarity, in no event shall the total amount of Construction Costs paid by Metsera to Amneal under this Addendum be less than the Metsera Construction Costs Cap unless the total Construction Costs are less than [***]. The “Metsera Percentage” means: [***].

5.2.	Funding Schedule.

5.2.1.

Initial Construction Costs. Within sixty (60) days following the Effective Date. Metsera shall pay to Amneal the first installment of the Metsera Construction Costs in an amount equal to Zero Dollars ($0), which is equal to the Metsera Percentage of Construction Costs incurred before the Effective Date, by bank wire transfer in accordance with wire instructions provided by Amneal.

5.2.2.

Aggregate Caps. The Metsera Construction Costs will at all times be subject to the then-effective Aggregate Cap set forth in the table below; provided, however, that such Aggregate Cap shall not apply to the Additional Metsera Costs pursuant to Section 5.2.3:

• Calendar Year	• “Aggregate Cap”
• Effective as of the Effective Date	• [***]
• Commencing January 1, 2025	• [***]
• Commencing January 1, 2026	• [***]
• Commencing January 1, 2027	• [***]

For clarity, except as set forth in Section 5.2.3, the maximum cumulative aggregate amount payable by Metsera to Amneal in respect of all Construction Costs under this Addendum shall not exceed the then-effective Aggregate Cap.

5.2.3.

Additional Costs. If Metsera requests a change to the Plans and Specifications or otherwise requests a change to the construction of the New Facility, in either case, that is not necessary to comply with Design Standards and is not necessary to comply with Construction Standards (a “Change”), then Amneal shall, within [***] after Metsera requests such Change, provide written notice to Metsera of the increase to the Construction Costs that would result from such Change (the “Change Cost Amount”), and a line-item budget that shows the composition of the Change Cost Amount. No Change will become effective unless Metsera instructs Amneal in writing to proceed with such Change. If Metsera instructs Amneal to proceed with a Change and such Change does not adversely affect the construction of the New Facility in accordance with Construction Standards (other than compliance with the Metsera Design Information, the Basis of Design and the Plans and Specifications), then Amneal will proceed with such Change, and Metsera shall reimburse Amneal for Construction Costs incurred because of such Change up to the Change Cost Amount without regard to the Metsera Construction Costs Cap (“Additional Metsera Costs”).

5.2.4.	Monthly Statements. For each month, in respect of Construction Costs, Metsera shall pay to Amneal the positive difference, if any, (the “Monthly Payment Amount”) of:

(a)	[***].

After commencement of the Construction Work and continuing until the final disbursement of the Metsera Construction Costs is made, Amneal will cause a monthly accounting statement (each a “Monthly Statement”) to be provided to Metsera through the JCC identifying all disbursements for Construction Costs during the immediately preceding month (the “Subject Month”). Each Monthly Statement will include (a) a high-level summary update on the status of design and construction (as applicable) of the New Facility and (b) a detailed calculation of the Monthly Payment Amount as of the end of the Subject Month. Within [***] days after Metsera receives a Monthly Statement, Metsera shall pay to Amneal the Monthly Payment Amount as of the end of the Subject Month.

5.3.	Final Statement. “Completion” means, [***].

5.4.

Limitation on Liability. AMNEAL’S LIABILITY FOR BREACH OF CONTRACT CLAIMS ARISING OUT OF THIS ADDENDUM SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES SUFFERED BY METSERA AS A RESULT OF SUCH BREACH AND IN ALL EVENTS SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE LESSER OF: [***]. SUBJECT TO THE FOREGOING, AMNEAL SHALL NOT BE LIABLE FOR ANY LOSS, DAMAGE, OR INJURY, WHETHER DIRECT, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DELAYS, DEFECTS, OR DEFICIENCIES IN THE CONSTRUCTION OR COMMISSIONING OF THE NEW FACILITY. THIS DISCLAIMER OF LIABILITY APPLIES TO ALL CLAIMS, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY, EVEN IF AMNEAL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.	TERM. The term of this Addendum shall commence as of the Effective Date and shall continue until Completion, except as earlier terminated in accordance with the Agreement.

Exhibit A

Project Description

[***]

Exhibit B

Project Budget

[***]

[***]

•	[***]

[***]

•	[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]